As filed with the Securities and Exchange Commission on October 6, 2014

Registration No. 333-198278

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 2

TO FORM S-1
ON
FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OVERSEAS SHIPHOLDING GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	4412 (Primary Standard Industrial Classification Code Number)	13-2637623 (I.R.S. Employer Identification No.)

1301 Avenue of the Americas New York, New York 10019 (212) 953-4100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Captain Ian T. Blackley Senior Vice President and Chief Financial Officer 1301 Avenue of the Americas New York, New York 10019 (212) 953-4100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

(Copies of all communications, including communications sent to agent for service)
Jeffrey D. Karpf, Esq. James D. Small, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 (212) 225-2000	John T. Gaffney, Esq. J. Alan Bannister, Esq. Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, New York 10166 (212) 351-4000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share or Warrant		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Class A Common Stock, par value $0.01 per share	252,719,991	$3.00	(2)	$758,159,973	$97,652.00
Class A Warrants to purchase Class A Common Stock	149,433,715	$3.00	(2)	$448,301,145	$57,742.00
Class A Common Stock, par value $0.01 per share, issuable upon exercise of Class A Warrants	149,433,715	$3.00	(2)	$448,301,145	—	(4)
Total					$155,394.00

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional shares of common stock that become issuable as a result of stock dividends, stock splits and similar transactions effected without receipt of consideration that result in an increase in the number of outstanding shares of the registrant’s common stock.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act.
(3)	Previously paid.
(4)	Pursuant to Rule 457(g) under the Securities Act, no separate registration fee is required to be paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission relating to these securities is effective. This preliminary prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any jurisdiction where such offer, solicitation or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 6, 2014

PROSPECTUS

Overseas Shipholding Group, Inc.

402,153,706 Shares of Class A Common Stock

149,433,715 Class A Warrants, Each to Purchase One Share of Class A Common Stock

This prospectus relates to the resale from time to time by the selling securityholders identified in this prospectus of up to (i) 402,153,706 shares of our Class A Common Stock, par value $0.01 per share and (ii) 149,433,715 Class A Warrants, each to purchase one share of our Class A Common Stock (subject to adjustment as described herein). The Class A Warrants have a per share exercise price of $0.01 and expire on August 5, 2039.

We are not offering any securities for sale under this prospectus, and we will not receive any of the proceeds from the sale or other disposition of the securities covered hereby.

The selling securityholders may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices relating to prevailing market prices or at negotiated prices, or otherwise. If the securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions. See “Plan of Distribution” for additional information.

Neither the Class A Common Stock nor the Class A Warrants are currently listed on any securities exchange or quoted on any automated interdealer quotation system. The Class A Common Stock and Class A Warrants are traded as “restricted securities” in the over-the-counter market and in privately negotiated transactions among individual holders pursuant to exemptions from the Securities Act of 1933. Transactions are reported as taking place only sporadically. Certain broker-dealers report quotes for the purchase and sale of Class A Common Stock and Class A Warrants. The most recent such quote for sale of the Class A Common Stock that the Company is aware of was $3.65 per share, which was reported on August 20, 2014. We intend to list our Class A Common Stock and Class A Warrants on the New York Stock Exchange (“NYSE”) at such time as we meet the NYSE’s listing requirements.

We will pay the expenses related to the registration of the shares of the securities covered by this prospectus. The selling securityholders will pay any underwriting discounts or commissions or agents’ commissions and selling expenses they may incur.

Investing in our Class A Common Stock and Class A Warrants involves a high degree of risk. You should consider carefully the risks and uncertainties in the section entitled “Risk Factors” beginning on page 6 of this prospectus, in the documents we file with the Securities and Exchange Commission and as set forth in any applicable prospectus supplement before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2014.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the selling securityholders may, from time to time, offer and sell, in one or more offerings, the securities described in this prospectus.

This prospectus only provides you with a general description of the securities that may be offered. Each time the selling securityholders sell securities using this shelf registration, we may provide a supplement to this prospectus that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should read in their entirety both this prospectus and any accompanying prospectus supplement, together with the additional information described under the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference”, before deciding to invest in any of the securities being offered.

This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, therefore, file reports and other information with the SEC. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents. Any summaries of such agreement or documents set forth in this prospectus or any accompanying prospectus supplement are qualified in their entirety by reference to such agreement or document as filed with the SEC.

You should not assume that the information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference herein is accurate as of any date other than the date on the front of each document, regardless of the time of delivery of this prospectus, any accompanying prospectus supplement or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since then. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. Any information we incorporate by reference in accordance with SEC rules into this prospectus or any accompanying prospectus supplement shall be deemed to be a part of this prospectus from the respective dates of filing of that information.

IF YOU ARE IN A JURISDICTION WHERE OFFERS TO SELL, OR SOLICITATIONS OF OFFERS TO PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT ARE UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE TYPES OF ACTIVITIES, THEN THE OFFER PRESENTED IN THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT DOES NOT EXTEND TO YOU.

In this prospectus, unless otherwise specified or the context otherwise requires, we use the terms “the Company,” “OSG,” “we,” “our” and “us” to refer to Overseas Shipholding Group, Inc., a Delaware corporation, and its consolidated subsidiaries.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus. As a result, it may not contain all the information that may be important to you in, or that you should consider before making a decision as to whether or not to invest in our securities, and is qualified in its entirety by the more detailed information included in and incorporated by reference into this prospectus. You should read the entire prospectus carefully, including the section entitled “Risk Factors” and the documents incorporated by reference, which are described under “Incorporation of Certain Documents by Reference” before making an investment decision. For a more complete description of our business, see the “Business” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and see our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, each of which is incorporated by reference herein.

A glossary of shipping terms that should be used as a reference when reading this prospectus and the documents incorporated by reference herein can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Our Company

We are one of the largest tanker organizations worldwide, based on the number of vessels. We are engaged primarily in the ocean transportation of crude oil and petroleum products and are the only major industry player with both a significant U.S. Flag and International Flag fleet. As of June 30, 2014, our operating fleet consisted of 86 vessels aggregating 8.4 million deadweight tons (“dwt”) and 864,800 cubic meters (“cbm”), including 20 vessels that have been chartered-in under operating leases. In addition, one newbuild was delivered to us in July 2014 and one 1994-built Aframax was sold in September 2014.

We uphold high standards of safety, quality and environmental compliance. Our crews on board each vessel and shore side personnel ensure that our fleet meets or exceeds regulatory standards established by the International Maritime Organization, the United Nations agency responsible for the safety and security of shipping and the prevention of maritime pollution by ships, and the U.S. Coast Guard. We also strive to assure that our ships are accepted at all times by all clients and in every terminal anywhere in the world. We do this through an in-depth process of “vetting” our ships – a risk assessment by our customers of a vessel’s quality and suitability for a voyage.

We meet our customers’ needs in the ordinary course of business through the use of “charters.” Charters are contracts entered into for the use of a vessel, either for a specific period of time (typically ranging from one to five years and charged per day or per month), or for a specific voyage (charged per ton of cargo) or through a Contract of Affreightment (“COA”), an agreement providing for the transportation between specified points for a specific quantity of cargo over a specific time period but without designating specific vessels or voyage schedules, thereby allowing flexibility in scheduling. We routinely both “charter-in” vessels from other owners for use serving direct customers in their operations, and “charter-out” vessels that are owned by us to other entities for either specific voyages, COAs or time periods.

We also participate in seven commercial management arrangements/shipping “pools.” Under each of these arrangements, similarly sized vessels of the participants are used to provide greater efficiency to customers in particular geographic or product markets. Typically, a third party, which may be a ship owner, provides overall commercial management of the pool, and enters into charters and other agreements on behalf of the pool participants. These arrangements combine similar vessels into a unified fleet in order to operate a larger number of vessels as an integrated transportation system. This enhances total utilization and provides economies of scale.

We have three reportable segments: International Crude Tankers, International Product Carriers and U.S. Flag Fleet Operations, which we also refer to as “U.S. Flag”. We hold interests in three joint ventures, which are our floating storage and offloading (“FSO”), liquefied natural gas (“LNG”) and Alaska Tanker Company holdings.

International Crude Tankers. Our International Crude Tankers fleet is comprised of most major crude oil vessel classes and includes a fleet of three International Flag Lightering vessels that trade primarily in the U.S. Gulf of Mexico. In January 2014, we declared our intent to exit from the full service International Crude Tankers Lightering business during 2014. By the end of June 2014, we had substantially completed such exit and on July 23, 2014, we redelivered one time chartered-in vessel to owners. We redelivered the one remaining time chartered-in vessel on August 13, 2014. On September 22, 2014, we sold and delivered to buyers one Aframax that had previously been engaged in the International Flag Lightering business.

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International Product Carriers. Our International Product Carriers segment consists of an International Flag fleet that transports refined petroleum products worldwide. The products fleet, which at June 30, 2014 consisted of twenty-two MR Product Carriers and four LR1s, gives us the ability to provide a broad range of services to global customers. As of June 30, 2014, we had commitments under a non-cancelable contract for the construction of one LR2, which is a coated Aframax. The LR2 was delivered on July 24, 2014.

U.S. Flag Fleet Operations. Our U.S. Flag Fleet at June 30, 2014 consisted of twenty-two owned and chartered-in Jones Act Handysize Product Carriers and Articulated Tug Barges (“ATBs”) and two non-Jones Act Handysize Product Carriers that participate in the U.S. Maritime Security Program. Under the U.S. federal law commonly known as the “Jones Act”, shipping between U.S. ports, including the movement of Alaskan crude oil to U.S. ports, is reserved for U.S. Flag vessels that are built in the U.S. and owned by U.S. companies that are at least 75% owned and controlled by U.S. citizens. As a U.S.-based company, we are uniquely positioned among companies with an International Flag business to participate in the Jones Act shipping market, a trade that is not available to our foreign-based competitors, and we are one of the largest commercial owners and operators of Jones Act vessels. As of June 30, 2014, we had commitments under a non-cancelable contract for the conversion of a chartered-in U.S. Flag Product Carrier into a shuttle tanker. The shuttle tanker conversion project was completed August 2, 2014.

Recent Developments

On November 14, 2012, we (prior to our emergence from bankruptcy, “Pre-Reorganized OSG”) and certain of our subsidiaries (together with Pre-Reorganized OSG, the “Debtors”) filed voluntary petitions for reorganization under Chapter 11 of the U.S. Code in the U.S. Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

Reorganization Plan

On March 7, 2014, the Debtors filed a plan of reorganization supported by certain of the lenders under Pre-Reorganized OSG’s $1.5 billion credit agreement, dated as of February 9, 2006 (the “Lender Plan”). On April 18, 2014, the Debtors received a proposal for an alternative plan of reorganization committed to, on a several and not joint basis, by ten potential investors, the majority of whom held Existing Shares (as defined below) issued by Pre-Reorganized OSG (as later revised, the “Equity Proposal”). The Debtors determined that the Equity Proposal was more favorable to the Debtors’ creditors and interest holders than the Lender Plan. Accordingly, on May 2, 2014, the Debtors filed with the Bankruptcy Court an amended plan of reorganization (as amended, the “Equity Plan”). The Equity Plan along with the Equity Commitment Agreement (as defined below) effectuated the Equity Proposal. The Bankruptcy Court confirmed the Equity Plan by order entered on July 18, 2014. On August 5, 2014 (the “Effective Date”), the Equity Plan became effective and we emerged from bankruptcy.

Equity Commitment Agreement

Also on May 2, 2014, the Debtors entered into an equity commitment agreement (as subsequently amended, and including the exhibits thereto, the “Equity Commitment Agreement”) with potential investors (each, an “Initial Commitment Party”). The Debtors subsequently entered into amendments to the Equity Commitment Agreement that, among other changes, joined certain additional parties to the Equity Commitment Agreement (each such additional party and each Initial Commitment Party, a “Commitment Party”). The Equity Commitment Agreement, along with the associated rights offering procedures, set forth the terms of an equity rights offering (the “Rights Offering”) and separate sale of Holdback Securities (as defined below) for an aggregate offering amount of $1.510 billion. The Equity Plan and Equity Commitment Agreement further provided for our issuance of two separate classes of common stock (the “Class A Common Stock” and the “Class B Common Stock”, and collectively the “New Shares”) and penny warrants to purchase Class A Common Stock and Class B Common Stock (respectively “Class A Warrants” and “Class B Warrants”, and, together with the New Shares, the “Rights Offering Securities”).

Rights Offering and Issuance of Shares and Warrants

In accordance with the Equity Commitment Agreement and the Equity Plan, on or about June 10, 2014, subscription rights to purchase Rights Offering Securities (each such right, a “Subscription Right”) were distributed in respect of each then outstanding share of common stock of Pre-Reorganized OSG (each such share, an “Existing Share”) to the holder of record of such Existing Share as of 5:00 pm (New York Time) on June 6, 2014 (the “Record Date”). Each Subscription Right entitled a holder thereof that satisfied certain specified conditions (each, an “Eligible Holder”) to purchase 12 shares of Class A Common Stock or Class A Warrants, as applicable, as described in the Equity Plan, for $3.00 per Rights Offering Security. Each Eligible Holder that timely elected to participate in the Rights Offering (each, a “Participating Eligible Holder”) was able to exercise some, all or none of the Subscription Rights it received, but each Subscription Right could only be exercised in whole, and not in part. All holders of Existing Shares of Pre-Reorganized OSG as of the Record Date that were not Participating Eligible Holders received, as described in the Equity Plan, one new share of Class B Common Stock or Class B Warrants in respect of each Existing Share held of record by such holder on the Record Date.

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Each Commitment Party agreed in the Equity Commitment Agreement to exercise its Subscription Rights in full (to the extent such Commitment Party received Subscription Rights), to purchase a portion of any remaining securities related to unexercised Subscription Rights following completion of the Rights Offering (the “Backstop Securities”) and to purchase a portion of a further additional number of shares of Class A Common Stock and/or Class A Warrants (the “Holdback Securities”) allocated to such Commitment Party under the Equity Commitment Agreement. As consideration for the respective commitments to purchase Backstop Securities, we granted to the Commitment Parties an aggregate of 25,166,668 further shares of Class A Common Stock and Class A Warrants.

On the Effective Date, all previously issued and outstanding shares of our common stock were cancelled and retired, and ceased to exist, and we issued the Rights Offering Securities for an aggregate offering amount of $1.510 billion. We issued 306,857,778 shares of Class A Common Stock and 213,715,419 Class A Warrants pursuant to Rule 506(b) under the Securities Act of 1933, as amended. In addition, we issued 5,457,591 shares of Class B Common Stock and 2,469,013 Class B Warrants pursuant to Section 1145 of the Bankruptcy Code. The proceeds from the issuance of the Rights Offering Securities were used to satisfy certain of the Equity Plan’s cash payment obligations and to provide working capital to fund our operations after emergence from bankruptcy.

Registration Rights Agreement

On May 2, 2014, the Debtors entered into a registration rights agreement with each Commitment Party (as subsequently amended, the “Registration Rights Agreement”) setting forth, among other things, registration rights of each Commitment Party. Pursuant to the Registration Rights Agreement, we are required to register, on a registration statement filed with the SEC, the resale of certain shares of Class A Common Stock and Class A Warrants for the benefit of the Commitment Parties and potentially certain other shareholders. On May 26, 2014, the Debtors and each of the Commitment Parties entered into an amendment to the Registration Rights Agreement (the “Registration Rights Agreement Amendment”). The Registration Rights Agreement Amendment added, as parties to the Registration Rights Agreement, all Commitment Parties that were not Initial Commitment Parties. Each of the selling securityholders identified in this prospectus is a Commitment Party with whom we entered into the Registration Rights Agreement.

Under the terms of the Registration Rights Agreement, the selling securityholders identified in this prospectus are provided with certain demand registration rights, including shelf registration rights, subject to certain conditions and limitations, including with respect to requests by the selling securityholders for underwritten offerings under an effective shelf registration statement. Under the terms of the Registration Rights Agreement, at any time and from time to time after a shelf registration statement has been declared effective by the SEC, any one or more of the selling securityholders may request to sell all or any portion of their Registrable Securities (as defined in the Registration Rights Agreement) in an underwritten offering, provided that the total offering price of the securities to be offered in such offering is reasonably expected to exceed, in the aggregate (i) in the case of a demand by at least one selling securityholder that is an “affiliate” (within the meaning of Rule 405 under the Securities Act), $25 million or (ii) in all other cases, $75 million.

Exit Financing

On the Effective Date, the Debtors entered into secured debt facilities with Jefferies Finance LLC, Barclays Bank PLC and UBS Securities LLC, as joint lead arrangers and joint book running managers, Wells Fargo Bank, National Association (solely in the case of (i) below) as administrative agent, and the other lenders party thereto, to support the Equity Plan, consisting of (i) an asset-based revolving loan facility of approximately $75 million (the “ABL Facility”) secured by a first lien on substantially all of the Debtors’ U.S. Flag assets and a second lien on certain other specified U.S. Flag assets, (ii) a term loan of approximately $603 million (the “Domestic Term Loan”) secured by a first lien on certain specified U.S. Flag assets and a second lien on substantially all of the other U.S. Flag assets of the Debtors and (iii) a term loan facility of approximately $628.4 million (the “International Term Loan”) and a revolving loan facility of approximately $50 million (the “International Revolver Facility” and, together with the ABL Facility, the Domestic Term Loan and the International Term Loan, the “Exit Financing Facilities”), both secured by a first lien on substantially all of the Debtors’ International Flag assets that, collectively, and together with the proceeds from the issuance of the Rights Offering Securities, provide the Debtors with the funding necessary to satisfy the Equity Plan’s cash payment obligations, the expenses associated with closing the Exit Financing Facilities and working capital to fund their operations after emergence from bankruptcy. On August 5, 2014, the available amounts under each of the Domestic Term Loan and International Term Loan were drawn in full and proceeds therefrom were used to satisfy certain of the Equity Plan’s cash payment obligations and the expenses associated with closing the Exit Financing Facilities. As of August 5, 2014 and September 30, 2014, no amounts were drawn under the ABL Facility or the International Revolver Facility.

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Election Notes

Pursuant to the Equity Plan, on the Effective Date, we issued two series of 7.50% Notes due 2021, one series in an aggregate principal amount of $6,508,000 (the “Election 1 Notes”) and the other series in an aggregate principal amount of $138,708,000 (the “Election 2 Notes” and, together with the Election 1 Notes, the “Election Notes”) to holders of our 7.50% Senior Notes due 2024 (the “2024 Notes”) that elected to receive Election 1 Notes or Election 2 Notes, as the case may be. The Election Notes were issued pursuant to two separate supplemental indentures and will mature on February 15, 2021. Each electing holder received Election 1 Notes or Election 2 Notes, as applicable, in a principal amount equal to that of the 2024 Notes previously owned by such holder together with, in the case of the Election 1 Notes, a cash payment equal to 1% and, in the case of the Election 2 Notes, a cash payment equal to 3%, of the principal amount of 2024 Notes previously held by such holder. In addition, each electing holder received a cash payment equal to the amount of unpaid and overdue interest that would have been owed under the 2024 Notes held by such holder if the 2024 Notes were reinstated. Holders of 2024 Notes that did not elect to receive Election Notes had their 2024 Notes reinstated, in an aggregate principal amount of $784,000, and received a cash payment equal to the amount of unpaid and overdue interest.

Emergence

On August 5, 2014, we emerged from bankruptcy in our present corporate structure.

Company Information

Our executive offices are located at 1301 Avenue of the Americas, New York, New York 10019, and our telephone number is (212) 953-4100. Our Internet website address is www.osg.com. Information on, or accessible through, our website is not incorporated into, nor should it be considered part of, this prospectus or any applicable prospectus supplement, except as and solely to the extent otherwise provided herein or therein. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website.

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The Offering

Issuer	Overseas Shipholding Group, Inc.

Class A Common Stock offered by the selling securityholders	402,153,706 shares of Class A Common Stock.

Class A Warrants offered by the selling securityholders

149,433,715 Class A Warrants, each to purchase one share of Class A Common Stock (subject to adjustment pursuant to the terms thereof). The Class A Warrants have a per share exercise price of $0.01 and expire on August 5, 2039.

Class A Common Stock to be issued and outstanding after this offering

459,853,481 shares of Class A Common Stock. The number of shares of Class A Common Stock shown to be outstanding after the offering is based on the number of shares of Class A Common Stock outstanding as of September 26, 2014, assuming the full exercise of 149,433,715 Class A Warrants to purchase 149,433,715 shares of Class A Common Stock without withholding pursuant to the cashless exercise procedures. This number does not include shares of Class A Common Stock, if any, issuable upon exercise of other outstanding warrants or options granted or available under our equity incentive and compensation plans.

In addition, following this offering there will be 4,377,317 shares of Class B Common Stock and 3,549,287 Class B Warrants to purchase 3,549,287 shares of Class B Common Stock outstanding, each based on the number of shares of Class B Common Stock and the number of Class B Warrants outstanding as of September 26, 2014. Shares of Class B Common Stock vote with the shares of Class A Common Stock with respect to most matters set forth in our Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws, and are convertible into shares of Class A Common Stock at any time at the option of the holder, subject to certain conditions. See “Description of Capital Stock.”

Use of proceeds	We will not receive any of the proceeds from the sale by the selling securityholders of the securities. See “Use of Proceeds.”

Risk factors	You should read the section entitled “Risk Factors” beginning on page 6, the risk factors incorporated by reference in this prospectus, and any risk factors set forth in any applicable prospectus supplement or incorporated by reference therein, for a discussion of some of the risks and uncertainties you should carefully consider before deciding to invest in our securities.

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RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the specific risks described below, in the documents incorporated by reference into this prospectus, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 under the headings “Risk Factors—Industry specific risk factors” and “Risk Factors—Company specific risk factors”, and in any applicable prospectus supplement before making an investment decision. If any of the risks described below or in these documents actually materializes, our business, financial condition, results of operations and prospects could be materially adversely affected. As a result, the value of our securities could decline and you could lose part or all of your investment. The risks described below are not the only ones we face. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods. The additional risks and uncertainties that are described in the documents incorporated by reference herein may also materially affect our business, financial condition, results of operations and prospects. See “Incorporation of Certain Documents by Reference”.

Risks Relating to Our Business

Certain risks relating to us and our business are described under the heading “Risk Factors” (i) in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which, with the exception of those risks described under the heading “Risk Factors—Chapter 11 Cases specific risk factors” and the risk described under the title “The outsourcing of the technical and commercial management of the Company’s International Flag conventional tankers, which currently represents a significant portion of the Company’s worldwide operations, exposes the Company to the risks associated with reliance on third party service providers” (which is replaced by the second risk factor set forth below), are incorporated by reference into this prospectus and (ii) in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, which, with the exception of the risk described under the title “The risks that were applicable to our Original Plan continue to apply to the Amended Plan” are incorporated by reference into this prospectus, and in each case, which you should carefully review and consider.

We expect to recognize tax benefits in the third quarter of 2014, but certain of these items may be subject to audit and material adjustment by the Internal Revenue Service.

We currently expect to recognize certain tax benefits in the third quarter of 2014. As a result of our emergence from bankruptcy and the repayment and termination of certain loan agreements, we plan to release certain deferred tax liabilities previously established with respect to undistributed earnings of our foreign subsidiaries, and to make certain other adjustments to reserves related to uncertain tax positions for years that are considered closed as a result of the Bankruptcy Court’s order confirming our reorganization plan. Collectively, these items would result in a net income tax benefit in the third quarter of 2014, which we currently estimate will be approximately $60 million.

In addition, we currently plan to treat certain payments made by Overseas Shipholding Group, Inc. in connection with our emergence from bankruptcy in August 2014 as having been made in its capacity as guarantor of the obligations of subsidiaries of OSG International, Inc., a wholly owned subsidiary of the Company incorporated in the Marshall Islands, arising under certain loan agreements and deductible for U.S. income tax purposes. In connection with these payments, we would reflect the recognition of tax benefits in the three and nine months ended September 30, 2014 in an amount up to $120 million. Due to significant uncertainty as to whether the Internal Revenue Service (“IRS”) will agree with our position on the deductibility of those payments, or instead take the view that those payments gave rise to a non-deductible capital contribution, we currently plan to record a reserve in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 740 against those amounts in an amount up to the aforementioned $120 million. Management is utilizing significant judgment in applying the recognition requirements of ASC 740.

All of these estimates are subject to revisions, which could be material, as a result of the finalization of our accounts for the three and nine months ended September 30, 2014. In addition, certain of these items may be subject to audit and material adjustment by the IRS.

We depend on third party service providers for technical and commercial management of our International Flag fleet.

We currently outsource to third party service providers certain management services of our International Flag fleet, including technical management, certain aspects of commercial management and crew management. In particular, we have entered into ship management agreements with V.Ships UK Limited (“V.Ships”) to assign technical management responsibilities to V.Ships for each vessel in our owned or bareboat chartered-in International Flag conventional tanker fleet (collectively, the “Ship Management Agreements”). We have also transferred commercial management of our International Flag conventional tanker fleet to certain other third party service providers, principally shipping pools.

In such outsourcing arrangements, we have transferred direct control over technical and commercial management of the relevant vessels and must rely on third party service providers to, among other things:

•	comply with contractual commitments to us, including with respect to safety, quality and environmental compliance of the operations of our vessels;

•	comply with requirements imposed by the U.S. government (i) restricting calls on ports located in countries that are subject to sanctions and embargoes and (ii) prohibiting bribery and other corrupt practices;

•	respond to changes in customer demands for our vessels;

•	obtain supplies and materials necessary for the operation and maintenance of our vessels; and

•	mitigate the impact of labor shortages and/or disruptions relating to crews on our vessels.

The third party service providers selected by us may not provide a comparable standard of service to that we provided with respect to such vessels prior to any outsourcing. Furthermore, damage to any such third party’s reputation, relationships or business may reflect on us directly or indirectly, and could have a material adverse effect on our reputation and business.

V.Ships has the right to terminate the Ship Management Agreements at any time with 90 days’ notice. If V.Ships exercises that right, we will be required either to assume those management duties or to enter into substitute agreements with other third parties. We may not succeed in negotiating and entering into such agreements and, even if we do so, the terms and conditions of such agreements may be less favorable to us. Furthermore, if we are required to dedicate internal resources to managing the International Flag conventional tanker fleet (including, but not limited to, hiring additional qualified personnel or diverting existing resources), this could result in increased costs and reduced efficiency and profitability. Any such changes could disrupt our business and have a material adverse effect on our business, results of operations and financial condition.

Risks Related to the Class A Common Stock and Class A Warrants

The market price of our securities may fluctuate significantly following the offering and you could lose all or part of your investment as a result.

The market price of our securities may fluctuate substantially. The price of our Class A Common Stock or Class A Warrants that will prevail in the open market following this offering may be higher or lower than the price you pay for such securities. You may not be able to resell your Class A Common Stock or Class A Warrants at or above the price you paid for such securities due to a number of factors, some of which are beyond our control. These risks include those described or referred to in this “Risk Factors” section and in other documents incorporated herein by reference as well as, among other things:

•	quarterly variations in our results of operations;

•	results of operations that vary from the expectations of securities analysts and investors;

•	results of operations that vary from those of our competitors;

•	changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

•	strategic actions by us or our competitors;

•	announcements by us, our competitors or our vendors of significant contracts, acquisitions, joint ventures or capital commitments;

•	changes in business or regulatory conditions;

•	investor perceptions or the investment opportunity associated with our securities relative to other investment alternatives;

•	the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;

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•	guidance, if any, that we provide to the public, any changes to this guidance or our failure to meet this guidance;

•	changes in accounting principles;

•	announcements by third parties or governmental entities of significant claims or proceedings against us;

•	new laws and governmental regulations applicable to us and our industry;

•	a default under the agreements governing our indebtedness;

•	future sales of our securities by us, directors, executives and significant stockholders;

•	changes in domestic and international economic and political conditions; and

•	other events or factors, including those resulting from natural disasters, war, acts of terrorism or responses to these events.

Furthermore, the stock market has recently experienced volatility that, in some cases, has been unrelated or disproportionate to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the market price of our securities, regardless of our actual operating performance.

Our Class A Common Stock and Class A Warrants are thinly traded, and your ability to sell such Class A Common Stock or Class A Warrants will be limited.

The Class A Common Stock and Class A Warrants are traded as “restricted securities” in the over-the-counter market and in privately negotiated transactions among individual holders pursuant to exemptions from the Securities Act of 1933. Transactions are reported as taking place only sporadically. Certain broker-dealers report quotes for the purchase and sale of Class A Common Stock and Class A Warrants. While we intend to apply for listing of the Class A Common Stock and Class A Warrants on the NYSE at such time as we meet the NYSE’s listing requirements, we may not be able to qualify for listing, and a larger market may never be developed or maintained. We cannot assure you as to the liquidity of any market that may develop for the Class A Common Stock and Class A Warrants, your ability to sell your Class A Common Stock and Class A Warrants or the price at which you would be able to sell such securities. Future trading prices of the Class A Common Stock and Class A Warrants will depend on many factors, including, among other things, our operating results and the market for similar securities. The effect an offering of our Class A Common Stock or Class A Warrants by one or more selling securityholder from time to time will have on the volume or trading price of these securities is uncertain. You may not be able to sell acquired securities at the price equal to or greater than the offering price.

Our common stock is subject to restriction on foreign ownership and possible required divestiture by non-U.S. citizen stockholders.

Certain of our U.S. Flag operations are conducted in the U.S. coastwise trade and are governed by the U.S. federal law commonly known as the “Jones Act”. The Jones Act restricts waterborne transportation of goods and passengers between points in the United States to vessels owned and controlled by “U.S. Citizens” as defined thereunder (as so defined, “U.S. Citizens”). We could lose the privilege of owning and operating vessels in the Jones Act trade if non-U.S. Citizens were to own or control, in the aggregate, more than 25% of the equity interests in the Company. Such loss would have a material adverse effect on our results of operations.

Our Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws authorize our board of directors to establish with respect to any class or series of capital stock, but not warrants, of the Company certain rules, policies and procedures, including procedures with respect to transfer of shares, to ensure compliance with the Jones Act. In order to provide a reasonable margin for compliance with the Jones Act, our board of directors has determined that until further action by our board of directors, at least 77% of the outstanding shares of each class of capital stock of the Company must be owned by U.S. Citizens. On the Effective Date, the maximum percentage of shares of Class A Common Stock held by non-U.S. Citizens allowable under such policies and procedures was reached. With respect to shares of Class B Common Stock, as of the Effective Date, the limit on non-U.S. ownership established by such policies and procedures had not been reached. At and during such time that the limit is reached with respect to shares of Class A Common Stock or Class B Common Stock, as applicable, we will be unable to issue any further shares of such class of common stock or approve transfers of such class of common stock to non-U.S. Citizens. Any purported transfer of equity interests in the Company in violation of these ownership provisions will be ineffective to transfer the equity interests or any voting, dividend or other rights associated with them. The existence and enforcement of these requirements could have an adverse impact on the liquidity or market value of our equity securities in the event that U.S. Citizens were unable to transfer shares in the Company to non-U.S. Citizens. Furthermore, under certain circumstances, this ownership requirement could discourage, delay or prevent a change of control of the Company.

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Holders of our Class A Warrants will have no rights as a stockholder of the Company until such holders exercise their warrants and acquires shares of Class A Common Stock.

Until a holder of Class A Warrants acquires shares of Class A Common Stock upon exercise of its Class A Warrants, such holder will have no rights with respect to the Class A Common Stock underlying such warrants. Any such exercising holder will be entitled to exercise the rights of a shareholder only as to matters of which the record date occurs after the exercise date. The Class A Warrants do not confer any rights of common share ownership on their holders, such as voting rights or the right to receive dividends, and represent solely the right to acquire shares of Class A Common Stock.

Future sales of our common stock or warrants, or the perception in the public markets that these sales may occur, may depress our stock price.

Sales of substantial amounts of our common stock or warrants, including the sale by the selling securityholders of our Class A Common Stock and Class A Warrants from time to time, or the perception that these sales could occur, could adversely affect the price of our common stock or warrants and impair our ability to raise capital through the sale of equity securities.

Because we do not currently intend to pay cash dividends on our securities for the foreseeable future, you may not receive any return on investment unless you sell your securities for a price greater than that which you paid for it.

We currently do not intend to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions, restrictions imposed by applicable law or the SEC and other factors that our board of directors may deem relevant. Accordingly, investors must be prepared to rely on sales of their securities after price appreciation to earn an investment return.

Some provisions of Delaware law and our governing documents could discourage a takeover that stockholders may consider favorable, or otherwise influence our ability to consummate a change of control.

Delaware law and provisions contained in our Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws could have the effect of delaying, deferring or preventing a change of control of us. In addition, these provisions could make it more difficult to bring about a change in the composition of our board of directors. For example, our Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws:

•	give the sole ability to then-current members of our board of directors to fill a vacancy on the board of directors;

•	require the affirmative vote of two-thirds or more of the combined voting power of the outstanding shares of our capital stock in order to amend or repeal certain provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws; and

•	establish advance notice requirements for nomination for elections to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings;

These and other provisions of our organizational documents and Delaware law may have the effect of delaying, deferring or preventing changes of control or changes in management, even if such transactions or changes would have significant benefits for our stockholders. See “Description of Capital Stock.” As a result, these provisions could limit the price some investors might be willing to pay in the future for shares of our common stock.

In addition, we have elected to opt out of Section 203 of the Delaware General Corporation Law (the “DGCL”), which restricts certain business combinations between a Delaware corporation and an “interested stockholder”, and we will be able to enter into such transactions with our principal stockholders. The election to opt out of Section 203 of the DGCL may have the effect of delaying, preventing or deterring a change of control of our company and could deprive certain stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company.

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If securities or industry analysts do not publish research or reports or publish unfavorable research about our business, the price and trading volume of our securities could decline.

The trading market for our securities depends in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who covers us downgrades our securities, the price of our securities would likely decline. If one or more of these analysts ceases to cover us or fails to publish regular reports on us, interest in the purchase of our securities could decrease, which could cause the price of our securities or their trading volume to decline.

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FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus and the documents incorporated by reference herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All such statements other than statements of historical facts should be considered forward-looking statements. These statements can be identified by the fact that they do not relate strictly to historical or current facts, and you can often identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “target,” “projects,” “forecasts,” “shall,” “contemplates” or the negative version of those words or other comparable words. Such forward-looking statements represent our reasonable expectation with respect to future events or circumstances based on various factors and are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. You should not place undue reliance on any forward-looking statements and should consider the following factors, as well as the factors discussed elsewhere in this prospectus, including under “Risk Factors” beginning on page 6. We believe that these factors include, but are not limited to:

•	our ability to generate cash;

•	our ability to raise cash through the sale of non-core assets;

•	expectations regarding the recognition of tax benefits in the third quarter of 2014, certain of which may be subject to audit and material adjustment by the IRS;

•	the success of our strategic investment decisions;

•	the success of our plan to reduce our cost structure, including to implement the outsourcing of the technical and commercial management of our International Flag fleet;

•	our ability to attract, retain and motivate key employees;

•	continued weakness or worsening of economic conditions;

•	increased downward pressure on the fees and costs charged to provide our services due to competition or general economic conditions;

•	our ability to streamline our operations and reduce our general and administrative expenses;

•	our dependence on third party service providers for technical and commercial management of our International Flag fleet;

•	potential changes to our capital structure;

•	the highly cyclical nature of our industry;

•	fluctuations in the market value of vessels;

•	an increase in the supply of vessels without a commensurate increase in demand;

•	adequacy of our insurance to cover our losses;

•	constraints on capital availability;

•	acts of piracy on ocean-going vessels;

•	terrorist attacks and international hostilities and instability;

•	changing economic, political and governmental conditions abroad;

•	compliance with environmental laws or regulations, including compliance with regulations concerning discharge of ballast water and effluents scheduled to become effective in the next few years;

•	seasonal variations in our revenues;

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•	the effect of our indebtedness on our ability to finance operations, pursue desirable business operations and successfully run our business in the future;

•	our ability to generate cash to service our indebtedness;

•	expectations regarding our ability to effectively raise capital in light of our recent reorganization under Chapter 11 of the U.S. Code;

•	potential costs, penalties and adverse effects associated with litigation and regulatory inquiries regarding the restatement of our prior financial statements;

•	our compliance with the Jones Act provisions on coastwise trade and the continuing existence of these provisions and international trade agreements;

•	our ability to renew our time charters when they expire or to enter into new time charters for newbuilds;

•	delays or cost overruns in the scheduled shipyard maintenance of our vessels or rebuilding or conversion of our vessels;

•	termination or change in the nature of our relationship with any of the pools in which we participate;

•	our ability to compete effectively for charters with companies with greater resources;

•	increased operating costs and capital expenses as our vessels age;

•	refusal of certain customers to use vessels of a certain age;

•	the failure of contract counterparties to meet their obligations;

•	the shipping income of our foreign subsidiaries becoming subject to current taxation in the United States;

•	the success of our programs to remediate material weaknesses in internal control over financial reporting;

•	unexpected drydock costs; and

•	the arrest of our vessels by maritime claimants.

The factors identified above should not be construed as exhaustive list of factors that could affect our future results, and should be read in conjunction with the other cautionary statements that are included in this prospectus. The forward-looking statements made in this prospectus are made only as of the date of this prospectus. The forward-looking statements made in documents incorporated by reference into this prospectus are made only as of the date of such documents. The forward-looking statements made in any accompanying prospectus supplement are made only as of the date of such document. We do not undertake any obligation to publicly update or review any forward-looking statement except as required by law, whether as a result of new information, future developments or otherwise.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. We caution that you should not place undue reliance on any of our forward-looking statements. You should specifically consider the factors identified in this prospectus that could cause actual results to differ before making an investment decision to purchase our common stock. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us.

You should refer to our periodic and current reports filed with the SEC for further information on other factors that could cause actual results to be significantly different from those expressed or implied by these forward-looking statements. See “Where You Can Find More Information” in this prospectus.

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USE OF PROCEEDS

All securities sold pursuant to this prospectus will be offered and sold by the selling securityholders. We will not receive any of the proceeds from the sale by the selling securityholders of the securities offered hereby.

DIVIDEND POLICY

We do not expect that cash dividends or other distributions will be paid with respect to our common stock in the foreseeable future. Any future determination to pay dividends on our common stock will be at the discretion of our board of directors and will depend upon many factors, including our financial position, results of operations, liquidity, legal requirements and restrictions that are imposed by the terms of current financing instruments and may be imposed by the terms of future financing instruments.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma consolidated financial statements giving effect to our reorganization and emergence from bankruptcy under the terms described in the Equity Plan, which provides for the payment or reinstatement of allowed claims, the Exit Financing and our recapitalization through the issuance of the Securities, are filed as Exhibit 99.1 to our Current Report on Form 8-K dated August 15, 2014 and are incorporated herein by reference. Such incorporated pro forma consolidated financial statements do not include any adjustment for tax benefits we may recognize in the third quarter of 2014.  See “Risk Factors—Risks Relating to Our Business—We expect to recognize tax benefits in the third quarter of 2014, but certain of these items may be subject to audit and material adjustment by the Internal Revenue Service.”

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MANAGEMENT

Directors and Executive Officers

Our board of directors consists of nine directors. Our Amended and Restated Certificate of Incorporation provides that our board of directors shall consist of at least seven directors but no more than 11 directors. Our Amended and Restated Certificate of Incorporation does not provide for cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors standing for election, and the holders of the remaining shares are not able to elect any directors. Our Amended and Restated By-Laws provide that directors will be elected by a majority of the shares voting once a quorum is present.

The following table sets forth the name, age as of October 6, 2014 and position of the individuals who currently serve as directors of Overseas Shipholding Group, Inc. and have served in such capacity since our emergence from bankruptcy on August 5, 2014. The following table also sets forth information with respect to Adewale Oshodi, who was elected to serve as Vice President, Controller and Secretary effective July 16, 2014 , and Geoffrey Carpenter, who was elected to serve as Vice President and Treasurer effective September 8, 2014. Captain Robert E. Johnston, Captain Ian T. Blackley, Henry P. Flinter and Lois K. Zabrocky, all of whom were executive officers of Pre-Reorganized OSG immediately prior to its emergence from bankruptcy, remained executive officers of the Company on the Effective Date. Effective August 11, 2014, Captain Robert E. Johnston retired as Chief Executive Officer and President and we commenced a search for Captain Johnston’s replacement. Also effective August 11, 2014, Henry P. Flinter, Senior Vice President and Head of the U.S. Flag Strategic Business Unit and Lois K. Zabrocky, Senior Vice President and Head of the International Flag Strategic Business Unit were appointed to act as co-Presidents on an interim basis. Certain information regarding our current executive officers is included under the heading “Directors, Executive Officers and Corporate Governance” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and is incorporated by reference into this prospectus with respect to such current executive officers. The following also includes certain information regarding our directors’ individual experience, qualifications, attributes and skills and brief statements of those aspects of our directors’ backgrounds that led us to conclude that they should serve as directors.

Name	Age	Position
John J. Ray, III	55	Director and Chairman of the Board
Timothy Bernlohr	55	Director
Alexander D. Greene	55	Director
Samuel H. Norton	55	Director
Nikolaus D. Semaca	56	Director
Ronald Steger	60	Director
Gary Eugene Taylor	61	Director
Douglas D. Wheat	63	Director
Gregory A. Wright	64	Director
Adewale Oshodi	35	Vice President, Controller and Secretary
Geoffrey Carpenter	50	Vice President and Treasurer

John J. Ray, III served as our Chief Reorganization Officer from November 2012 until our emergence from bankruptcy on August 5, 2014. In this capacity, Mr. Ray oversaw the restructuring of our domestic and international businesses during the pendency of our bankruptcy proceedings. Mr. Ray has previously served as Interim Chief Executive Officer, Chief Reorganization Officer and in similar roles for various public and private companies, including Enron Corp., Fruit of the Loom and Nortel Networks Inc. Mr. Ray has also served as Senior Managing Director of Greylock Partners, LLC, a provider of restructuring and interim management services, since October 2012 and as Senior Managing Director of Avidity Partners, LLC, a provider of restructuring and interim management services, since April 2002. He received a B.A. from the University of Massachusetts and a J.D. from Drake University Law School. Mr. Ray’s knowledge of our business, prior experience acting as our Chief Restructuring Officer and experience overseeing the restructuring of public and private companies make him a valuable asset to our board of directors.

Timothy Bernlohr is the Founder and Managing Member of TJB Management Consulting, LLC, which specializes in providing project specific consulting services to businesses in transformation, including restructurings, interim executive management and strategic planning services, since 2005. He is also the former President and Chief Executive Officer of RBX Industries, Inc., which was a nationally recognized leader in the design, manufacture and marketing of rubber and plastic materials to the automotive, construction and industrial markets. Prior to joining RBX® in 1997, Mr. Bernlohr spent 16 years in the International and Industry Products division of Armstrong World Industries, where he served in a variety of management positions. Mr. Bernlohr currently serves as a Director of Atlas Air Worldwide Holdings, Inc., Rock-Tenn Corporation and Lead Director for Chemtura Corp. Additionally, Mr. Bernlohr serves as Chairman of Champion Home Builders, Inc., Lead Director of Contech Engineered Solutions, both privately-held corporations. Within the past five years, Mr. Bernlohr served as an independent director of the following publically-held companies: WCI Steel Company, Ambassador’ International, Smurfit Stone Container Corporation, Aventine Renewable Resources and Cash Store Financial Services, Inc. Mr. Bernlohr is a graduate of Pennsylvania State University. Mr. Bernlohr’s experience serving as a chief executive of an international manufacturing company and his varied directorship positions make him a valuable asset to our board of directors.

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Alexander D. Greene has over 30 years of corporate finance and private equity experience. From December 2005 to March 2014, he was a Managing Partner and head of U.S. Private Equity at Brookfield Asset Management, a global asset manager with over $175 billion of assets under management. At Brookfield, he led a team that invested in companies where operational improvement and strategic guidance were primary drivers of value creation. Prior to joining Brookfield, Mr. Greene served as an investment banker to large- and mid-cap businesses, boards of directors and other constituencies, focusing on leveraged finance, merger and acquisition and recapitalization transactions. His positions included serving as a Managing Director and co-head of Carlyle Strategic Partners and as a Managing Director of Wasserstein Perella & Co. Mr. Greene currently is a director of USA Truck and CWC Energy Services. He is a member of the Armonk New York Fire Department and serves on the Budget and Finance Advisory Task Force for the Town of North Castle, New York, and from 2007 to 2013, served as a director of Longview Fibre Paper and Packing. He holds a B.B.A. in Finance from the George Washington University. Mr. Greene’s extensive financial expertise and experience in commercial banking, investment banking and private equity with leading organizations make him a valuable asset to our board of directors.

Gary Eugene Taylor is a former member of the U.S. Congress, having served for 21 years until January 2011. Mr. Taylor served as a senior member of the House Armed Services Committee and most recently as Chairman of the Seapower Subcommittee, providing oversight of expenditures for Navy and Marine Corps programs. As Chairman, Mr. Taylor worked with senior Navy leadership to develop a 30 year shipbuilding plan. Mr. Taylor’s work includes truncating the DD1000 program and restarting the DDG51 program, making that ship the backbone of the Navy Surface Fleet and Missile Defense. Mr. Taylor led the expansion of the Mine Resistant Ambush Protected Vehicle program, served as a senior member of the House Transportation and Infrastructure Commission and the Coast Guard Subcommittee, and was an advocate of the Jones Act and American shipbuilding. He co-chaired the Shipbuilding Caucus, the Coast Guard Caucus, the National Guard and Reserve Caucus and the Expeditionary Warfare Caucus. He is a graduate of Tulane University. Mr. Taylor’s extensive expertise in shipping regulation makes him a valuable asset to our board of directors.

Samuel H. Norton co-founded SeaChange Maritime, LLC in 2006 and has served as its Chairman and Chief Executive Officer since the company’s inception. Mr. Norton spent the seventeen-year period ending July 2005 as a senior executive officer at Tanker Pacific Management (Singapore) Pte. Ltd. In 1995, Mr. Norton initiated and led the entry of the Sammy Ofer Group into the container segment, and acquired and operated the first container vessels in the group's fleet. While at Tanker Pacific, Mr. Norton also conceived and started a related business, Tanker Pacific Offshore Terminals (TPOT), which owns and operates a fleet of floating, offshore oil storage terminals (FSO). Prior to joining the Ofer group, Mr. Norton played a lead role in the Asian distressed assets group of the First National Bank of Boston, a position which acquainted him with the shipping industry and the Ofer family. Mr. Norton holds a B.A. in Chinese Language and Literature from Dartmouth College where he graduated in 1981. Mr. Norton’s substantial experience in the shipping industry makes him a valuable asset to our board of directors.

Nikolaus D. Semaca has been a Director Emeritus of McKinsey & Company since 2013. From the time that he joined the firm in 1984 through his retirement in 2013 he served clients across a wide range of industries including airlines, railroads, hotels, mining, agriculture, energy and many others. While with McKinsey, Mr. Semaca led two of the firm’s industry practices, the Travel and Logistics Practice (from 2004 to 2010) and the Energy and Materials Practice (from 2011 through 2013), and he also led the firm’s Purchasing and Supply Management Practice from 2000 through 2004. Mr. Semaca also worked for a number of years at PepsiCo, specifically in their international restaurants group at Pizza Hut. His time there included work in Dallas, London, San Francisco and San Juan, Puerto Rico, where he was responsible for the Pizza Hut business in the Caribbean. Mr. Semaca is a 1980 graduate of the Stevens Institute of Technology with a Bachelor’s Degree with High Honors in Chemical Engineering, and a 1984 graduate of the Kellogg School at Northwestern where he received a Master of Management degree with Distinction. He currently serves as a director on the board of The Night Ministry, a Chicago-based homeless services non-profit. Mr. Semaca’s broad consulting experience serving clients in a variety of industries makes him a valuable asset to our board of directors.

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Ronald Steger began his career with KPMG in 1976 and was admitted into the partnership in 1986. He served as an SEC Reviewing Partner, one of the firm’s most senior technical positions, from 2003 to 2013, and has extensive experience serving the needs of a wide variety of Fortune 1000 companies in the technology industry. Mr. Steger worked as Global Leader of KPMG’s semiconductor practice as well as National Industry Director for electronics. He has presented to various trade associations and client conferences related to the global semiconductor industry, was a frequent panelist with KPMG’s Audit Committee Institute and serves on the Advisory Board of ATREG, a global advisory firm specializing in the semiconductor and related advanced technology verticals. After working for the firm for the past 37 years in New York, Munich, Silicon Valley, Orange County, and Austin, Mr. Steger retired from KPMG on December 31, 2013. Mr. Steger holds a B.S. in Accounting from Villanova University. Mr. Steger’s extensive financial and accounting expertise makes him a valuable asset to our board of directors.

Douglas D. Wheat has been a Managing Partner of Southlake Equity Group, which he founded, since its inception in 2007. From 1992 until 2006, Mr. Wheat was President of Haas Wheat & Partners. Prior to the formation of Haas Wheat, Mr. Wheat was a founding member of the merchant banking group at Donaldson, Lufkin & Jenrette where he specialized in leveraged buyout financing. From 1974 to 1984, Mr. Wheat practiced corporate and securities law in Dallas, Texas. Mr. Wheat is currently the Chairman of the Board of AMN Healthcare Services, Inc. He has been a director since 1999, becoming Chairman in 2007. He also serves as Vice Chairman of Dex Media, Inc. and served as Chairman of SuperMedia prior to its merger with Dex One. Mr. Wheat has also previously served as a member of the board of directors of several other companies including among others: Playtex Products, Dr Pepper/Seven-Up Companies, Inc., Dr Pepper Bottling of the Southwest, Inc., Walls Industries, Inc., Alliance Imaging, Inc., Thermadyne Industries, Inc., Sybron International Corporation, Nebraska Book Corporation, ALC Communications Corporation, Mother’s Cookies, Inc. and Stella Cheese Company. Mr. Wheat received both his J.D. and B.S. degrees from the University of Kansas in 1974 and 1972, respectively. Mr. Wheat’s finance and legal expertise and experience serving on numerous boards of directors make him a valuable asset to our board of directors.

Gregory A. Wright co-founded One Cypress Energy LLC in 2011 and serves as its Chief Financial Officer. Mr. Wright is the former Chief Financial Officer and Chief Administrative Officer of Tesoro Corporation. Mr. Wright worked for Tesoro from 1995 until his retirement in 2010, leading the company from a small exploration and production company into the third largest independent refining and marketing company in the United States. Prior to joining Tesoro, Mr. Wright worked for Valero Energy Corporation for 14 years in various positions including Vice President of Finance, Vice President of Business Development, Vice President of Planning and Vice President of Investor Relations. Prior to joining Valero, he worked for nine years for Columbia Gas Systems Inc. in various positions in accounting, budgeting and corporate planning. He graduated from The Ohio State University with a B.B.A. in accounting and received his M.B.A with a concentration in finance from the University of Delaware. Mr. Wright’s extensive financial leadership experience and accounting expertise make him a valuable asset to our board of directors.

Adewale Oshodi joined the Company as Director, Corporate Reporting in September 2010. Mr. Oshodi began his career in the New York commercial audit practice of Deloitte & Touche, LLP in 2000. As an Audit Manager between 2005 and 2008 and as an Audit Senior Manager between 2008 and 2010, Mr. Oshodi worked primarily on audits of companies in the maritime industry. He holds a B.S. in Accounting from St. Francis College and has over 13 years of combined experience in public accounting and management.

Geoffrey Carpenter joined the Company as Vice President and Treasurer in September 2014. Prior to joining the Company, Mr. Carpenter was Senior Vice President and Treasurer at Brightstar Corporation from March 2013 to August 2014, where he was responsible for overseeing all treasury activities, including cash and debt management. In addition, as Vice President and Treasurer at Amway Corporation from June 2009 to March 2013, Mr. Carpenter oversaw the company’s worldwide treasury activities. Mr. Carpenter holds a B.S. in Marketing from the University at Albany-SUNY and an M.B.A from Northeastern University.

Committees of the Board of Directors

The board of directors has established three standing committees to assist it in carrying out its responsibilities: the audit committee, the human resources and compensation committee and the corporate governance and risk assessment committee. Each of the committees operates under its own written charter adopted by the board of directors, each of which is available on our website. Information on, or accessible through, our website is not incorporated into, nor should it be considered part of, this prospectus or any applicable prospectus supplement, except as and solely to the extent otherwise provided herein or therein.

The members of the audit committee are Gregory A. Wright (Chair), Alexander D. Greene, Samuel H. Norton and Ronald Steger. The members of the human resources and compensation committee are Timothy Bernlohr (Chair), Nikolaus D. Semaca, Alexander D. Greene and Samuel H. Norton. The members of the corporate governance and risk assessment committee are Douglas D. Wheat (Chair), Ronald Steger, Gary Eugene Taylor and Nikolaus D. Semaca.

Compensation Committee Interlocks and Insider Participation

No member of our human resources and compensation committee has at any time been an officer or employee of ours. None of our executive officers serve on the board of directors or compensation committee of a company that has an executive officer that serves on our board of directors or human resources and compensation committee. No member of our board is an executive officer of a company in which one of our executive officers serves as a member of the board of directors or compensation committee of that company.

15

PRINCIPAL AND SELLING SECURITYHOLDERS

This prospectus covers (i) 402,153,706 shares of our Class A Common Stock and (ii) 149,433,715 Class A Warrants, each to purchase one share of our Class A Common Stock, subject to adjustment pursuant to the terms thereof ((i) and (ii) together, the “Securities”). The Securities were issued in a private placement transaction exempt from the registration requirements of the Securities Act pursuant to Regulation D thereunder. We have entered into a Registration Rights Agreement with each of the selling securityholders to register the resale of the Securities by the selling securityholders.

The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the Securities set forth below. However, the selling securityholders are under no obligation to sell any of the common stock or warrants offered pursuant to this prospectus. As used in this prospectus, the term “selling securityholders” includes the selling securityholders listed in the table below, as well as permitted transferees, pledgees, donees, assignees, successors and others who later come to hold any of the selling securityholders’ interests in the Securities, other than through a public sale pursuant to this prospectus or Rule 144 under the Securities Act.

The information in the following tables is based on 310,419,766 shares of Class A Common Stock outstanding as of September 26, 2014. The information with respect to the selling securityholders was prepared based on information supplied to us by the selling securityholders. Beneficial ownership for the purposes of the following tables is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities or has the right to acquire such powers within 60 days. For purposes of calculating each person’s percentage ownership, common stock issuable pursuant to options or warrants exercisable within 60 days are included as outstanding and beneficially owned for that person or group, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to these tables and subject to applicable community property laws, we believe that each beneficial owner identified in the table possesses sole voting and investment power over all common stock shown as beneficially owned by the beneficial owner.

Principal Securityholders

The following table sets forth information as of September 26, 2014 regarding the beneficial ownership of our common stock by (i) each person or group who beneficially owns more than 5% of our outstanding common stock, (ii) each of our executive officers, (iii) each of our directors and (iv) all of our executive officers and directors as a group. The percentage of beneficial ownership is based on 314,797,083 shares of our common stock outstanding as of September 26, 2014, consisting of 310,419,766 shares of our Class A Common Stock and 4,377,317 shares of our Class B Common Stock. On September 26, 2014, there were 210,153,431 Class A Warrants and 3,549,287 Class B Warrants. Unless otherwise indicated in the table or footnotes thereto, the address for each beneficial owner is c/o Overseas Shipholding Group, Inc.,1301 Avenue of the Americas, New York, NY 10019.

Name	Number of Shares of Common Stock Beneficially Owned(1)	Percentage of Class Beneficially Owned
5% Stockholders
Alden Funds(2)	34,798,966	10.7%
BlueMountain Funds(3)	57,474,992	18.2%
Luxor Funds(4)	37,320,444	11.2%
Caxton Funds(5)	43,486,841	12.5%
Paulson Funds(6)	61,384,234	19.2%
Cyrus Funds(7)	57,766,268	17.9%
Executive Officers and Directors
Captain Ian T. Blackley	3,447	*
Henry P. Flinter	2,311	*
Lois K. Zabrocky	1,462	*
Adewale Oshodi(8)	561	*
Geoffrey Carpenter	—	—
John J. Ray, III	58,333	*
Timothy Bernlohr	33,333	*
Alexander D. Greene	33,333	*
Samuel H. Norton	33,333	*
Nikolaus D. Semaca	33,333	*
Ronald Steger	33,333	*
Gary Eugene Taylor	33,333	*
Douglas D. Wheat	33,333	*
Gregory A. Wright	33,333	*
Executive Officers and Directors as a Group (14 Persons)(9)	332,778	*

16

* Less than 1%

(1)	Includes shares of Class A Common Stock underlying all Class A Warrants owned and shares of Class B Common Stock underlying all Class B Warrants owned and assumes gross exercise of warrants without withholding pursuant to the cashless exercise procedures, from the number of shares of Class A Common Stock that would otherwise be delivered to the warrantholder upon exercise of the warrant, the number of shares of Class A Common Stock equal in value to the aggregate price as to all shares required to be delivered pursuant to such exercise. The Class A Warrants and Class B Warrants are immediately exercisable, but may only be exercised with our consent and are subject to certain citizenship rules and limitations on exercise, sale, transfer or other disposition. See “Description of the Class A Warrants—Compliance with Citizenship Rules and Limitations on Exercise, Sale, Transfer or Other Disposition”.
(2)	Based on Schedule 13G filed on August 15, 2014 with the SEC by the Alden Funds with respect to beneficial ownership of (i) 2,681,930 shares by Alden Global Adfero BPI Fund, Ltd. (“Alden Global Adfero”), (ii) 6,660,229 shares by Alden Global Opportunities Master Fund, L.P. (“Alden Global Master”), (iii) 1,430,972 shares by Wilshire Institutional Master Fund II SPC – Wilshire Alden Global Event Driven Opportunities Segregated Portfolio (“Wilshire Alden”), (iv) 17,438,054 shares by Alden Global Value Recovery Master Fund, L.P. (“Alden Global Value”), (v) 6,587,781 by Turnpike Limited, (vi) 34,798,966 by Alden Global Capital Limited and (vii) 34,798,966 by Alden Global Capital LLC. Alden Global Capital LLC is the investment manager to Alden Global Adfero and investment sub-adviser to Alden Global Master, Wilshire Alden, Alden Global Value and Turnpike Limited. Alden Global Capital Limited is investment sub-advisor to Alden Global Adfero and Wilshire Alden, and investment manager to Alden Global Master, Alden Global Value and Turnpike Limited. The address of the principal business office of Alden Global Adfero, Alden Global Master and Turnpike Limited is c/o Ogier Fiduciary Svcs (Cayman) Ltd., 89 Nexus Way, Camana Bay, Cayman Islands KY1-9007. The address of the principal business office of Wilshire Alden is c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands. The address of the principal place of business of Alden Global Value and Alden Global Capital Limited is c/o Alden Global Capital Limited, Third Floor, One Waverley Place, Union Street, St. Helier, Jersey JE2 3RF. The address of the principal business office of Alden Global Capital LLC is 885 Third Avenue, 34th Floor, New York, NY 10022.
(3)	Based on Schedule 13D filed on August 15, 2014 with the SEC by the BlueMountain Funds with respect to beneficial ownership of (i) 57,474,992 shares by BlueMountain Capital Management, LLC (“Investment Manager”), (ii) 56,775,644 shares by BlueMountain GP Holdings, LLC (“GP Holdings”), (iii) 56,775,644 shares by BlueMountain Nautical LLC (“Nautical”), (iv) 56,775,644 shares by BlueMountain Guadalupe Peak Fund L.P. (“Guadalupe”), (v) 56,775,644 shares by BlueMountain Long/Short Credit GP, LLC (“General Partner”) and (vi) 699,348 shares by BlueMountain Long/Short Credit & Distressed Reflection Fund PLC, a sub fund of AAI BlueMountain Fund PLC (“AAI”). The principal business of: (i) each of Nautical, AAI and Guadalupe is to serve as a private investment fund; (ii) the General Partner is to serve as the general partner of Guadalupe and certain other private funds for which the Investment Manager serves as investment manager; (iii) GP Holdings is to serve as the sole owner of the General Partner and a number of other entities which act as the general partner of private investment funds for which the Investment Manager serves as investment manager (including Nautical, AAI and Guadalupe); and (iv) the Investment Manager is to serve as investment manager to a number of private investment funds (including Nautical, AAI and Guadalupe) and to make investment decisions on behalf of those private funds. The business address of Nautical, Guadalupe, the General Partner, Investment Manager and GP Holdings is 280 Park Avenue, 12th Floor, New York, New York 10017. The business address of AAI is Beaux Lane House, Mercer Street Lower, Dublin 2, Ireland.
(4)	Based on Schedule 13G filed on August 12, 2014 with the SEC by the Luxor Funds with respect to beneficial ownership of (i) 14,053,886 shares by Luxor Capital Partners, LP (the “Onshore Fund”), (ii) 3,549,536 shares by Luxor Wavefront, LP (the “Wavefront Fund”), (iii) 17,084,811 shares by Luxor Capital Partners Offshore Master Fund, LP (the “Offshore Master Fund”), (iv) 17,084,811 shares by Luxor Capital Partners Offshore, Ltd. (the “Offshore Feeder Fund”), (v) 1,275,256 shares by Luxor Spectrum Offshore Master Fund, LP (the “Spectrum Master Fund”), (vi) 1,275,256 shares by Luxor Spectrum Offshore, Ltd. (the “Spectrum Feeder Fund”), (vii) 35,963,489 shares by LCG Holdings, LLC (“LCG Holdings”), (viii) 37,320,444 shares by Luxor Capital Group, LP (“Luxor Capital Group”), (ix) 37,320,444 by Luxor Management, LLC (“Luxor Management”) and (x) 37,320,444 by Christian Leone (“Mr. Leone”). The Offshore Master Fund is a subsidiary of the Offshore Feeder Fund, and the Spectrum Master Fund is a subsidiary of the Spectrum Feeder Fund. LCG Holdings is the general partner of the Onshore Fund, the Wavefront Fund, the Offshore Master Fund and the Spectrum Master Fund. Luxor Capital Group acts as the investment manager of the Onshore Fund, the Wavefront Fund, the Offshore Feeder Fund, the Offshore Master Fund, the Spectrum Feeder Fund and the Spectrum Master Fund (collectively, the “Funds”) and to an account it separately manages (the “Separately Managed Account”). Luxor Management is the general partner of Luxor Capital Group. Mr. Leone is the managing member of Luxor Management. Mr. Leone is the managing member of LCG Holdings. By virtue of these relationships, LCG Holdings may be deemed to have voting and dispositive power with respect to the shares of Common Stock (as defined below) owned directly by the Onshore Fund, the Wavefront Fund, the Offshore Master Fund and the Spectrum Master Fund. By virtue of these relationships, each of Luxor Capital Group, Luxor Management and Mr. Leone may be deemed to have voting and dispositive power with respect to the shares of Common Stock beneficially owned by the Funds and the Separately Managed Account. The principal business address of each of the Onshore Fund, the Wavefront Fund, Luxor Capital Group, Luxor Management, LCG Holdings and Mr. Leone is 1114 Avenue of the Americas, 29th Floor, New York, New York 10036. The principal business address of each of the Offshore Master Fund, the Offshore Feeder Fund, the Spectrum Master Fund and the Spectrum Feeder Fund is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

17

(5)	Based on Schedule 13D filed on August 7, 2014 with the SEC by the Caxton Funds with respect to beneficial ownership of 10,885,235 shares by each of Caxton International Limited (“Caxton International”), Caxton Associates LP (“Caxton”), Canterbury Holdings (USA) LLC (“Canterbury USA”), Canterbury Holdings Limited (“Canterbury Guernsey”), Andrew E. Law (“Law”) and Peter W. Agnes III (“Agnes”). The address of Caxton International is Maple Corporate Services (BVI) Ltd. Kingston Chambers, P.O. Box 173, Road Town, Tortola, B.V.I. The address of Caxton is 731 Alexander Road, Bldg. 2, Princeton, NJ 08540. The address of Canterbury USA is 500 Park Avenue, New York, NY 10022. The address of Law and of Agnes is c/o Caxton Associates LP, Attention Scott B. Bernstein, General Counsel, 731 Alexander Road, Bldg. 2, Princeton, NJ 08540.
(6)	Based on Schedule 13G filed on September 10, 2014 with the SEC by Paulson & Co. Inc. (“Paulson”) with respect to beneficial ownership of 61,384,234 shares by Paulson. Paulson is the investment manager of PCO Shipping LLC and certain separately managed accounts (collectively, the “Paulson Accounts”), which in the aggregate hold or own 56,425,082 shares of Class A Common Stock and 4,959,152 Class A Warrants. The address of Paulson and the Paulson Accounts is c/o Paulson & Co. Inc., 1251 Avenue of the Americas, 50th Floor, New York, NY 10020.
(7)	Based on Schedule 13G filed on September 10, 2014 with the SEC by Cyrus Capital Partners, L.P. (“CCP”) with respect to beneficial ownership of 57,766,268 shares by each of CCP and Cyrus Capital Partners GP, L.L.C. (“CCPGP”). As the (i) principal of CCP and (ii) principal of Cyrus Capital Partners GP, L.L.C., the general partner of CCP, Stephen C. Freidheim (“Freidheim”) may be deemed the beneficial owner of 57,766,268 shares of Class A Common Stock. The address of each of CCP, CCPGP and Freidheim is 399 Park Avenue, 39th Floor, New York, NY 10022.
(8)	Includes 561 shares of Class B Common Stock underlying Class B Warrants.
(9)	Includes warrants that are exercisable for shares of common stock as described in footnote (8).

Selling Securityholders

The following table sets forth information as of August 5, 2014 regarding the beneficial ownership of our common stock by each of the selling securityholders. Based on the information provided to us by the selling securityholders, assuming that the selling securityholders sell all of the Securities owned by them that have been registered by us pursuant to the registration statement of which this prospectus forms a part, including any shares issuable upon exercise of warrants, and do not acquire any additional shares of our common stock or our warrants, each selling securityholders will not own any shares of our common stock or any of our warrants after completion of this offering. We cannot advise you as to whether the selling securityholders will, in fact, sell any or all of such Securities. In addition, the selling securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the Securities in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below.

18

	Aggregate Number of Shares of Common Stock Beneficially Owned, and Shares Underlying Beneficially Owned Warrants, Prior to the Offering(1)	Number of Shares of Class A Common Stock That May Be Offered Hereby	Number of Class A Warrants That May Be Offered Hereby	Number of Shares of Common Stock Beneficially Owned After Completion of the Offering(2)

Name of Selling Securityholder
Turnpike Limited(3)	6,587,781	6,587,781	4,938,787	—
Alden Global Value Recovery Master Fund, L.P.(4)	17,438,054	17,438,054	13,073,117	—
Alden Global Opportunities Master Fund, LP(5)	6,660,229	6,660,229	4,993,101	—
Wilshire Alden Global Event Driven Opportunities Segregated Portfolio(6)	1,430,972	1,430,972	1,072,784	—
Alden Global ADFERO BPI Fund, Ltd.(7)	2,681,930	2,681,930	2,010,614	—
BHR OC Master Fund, LTD(8)	11,115,554	11,115,554	8,333,209	—
BHR Master Fund, LTD(9)	39,754,907	39,754,907	29,803,816	—
BlueMountain Long/Short Credit & Distressed Reflection Fund PLC(10)	699,348	699,348	524,294	—
BlueMountain Nautical LLC	56,775,644	56,775,644	—	—
Caxton International Limited(11)	43,486,841	43,486,841	32,601,606	—
Crescent 1, L.P.(12)	11,160,947	11,160,947	8,367,240	—
CYR Fund, L.P.	9,826,873	9,826,873	—	—
Cyrus Polaris LLC	33,441,659	33,441,659	—	—
Cyrus Polaris II LLC	3,636,789	3,586,789	—	—
SP Ship America, LLC	10,774,565	10,774,565	—	—
Brownstone Investment Group LLC	7,813,806	7,813,806	—	—
Cerberus Institutional Partners V, L.P.	9,915,343	9,915,343	—	—
Cerberus Partners II, L.P.	524,038	524,038	—	—
Caspian Select Credit Master Fund, LTD(13)	4,296,567	4,296,567	3,221,089	—
Caspian Solitude Master Fund, L.P.(14)	181,107	181,107	135,774	—
Caspian HLSC1, LLC(15)	385,866	385,866	289,280	—
Super Caspian Cayman Fund Limited(16)	222,441	222,441	166,762	—
Caspian SC Holdings, L.P.	372,039	372,039	—	—
Mariner LDC(17)	262,370	262,370	196,696	—
Caspian Focused Opportunities Fund, L.P.(18)	69,187	69,187	51,869	—
Caspian Focused Credit Fund, L.P.(19)	1,377,866	1,377,866	1,032,971	—
Credit Value Master Fund III, LP (20)	1,153,122	1,153,122	864,483	—
Credit Value Partners Distressed Duration Master Fund, LP(21)	411,506	411,506	308,502	—
Bell Atlantic Master Trust	244,191	244,191	—	—
Goldman Sachs Lending Partners(22)	5,308,811	5,308,811	3,979,958	—
Knighthead Master Fund, LP(23)	2,728,451	2,728,451	2,045,490	—
Knighthead (NY) Fund, LP	198,971	198,971	—	—
LMA SPC for and on behalf of the MAP 84 Segregated Portfolio(24)	207,247	207,247	155,371	—
Stone Lion Portfolio, L.P.(25)	2,586,610	2,586,610	1,939,154	—
Permal Stone Lion Fund Ltd.(26)	352,719	352,719	264,430	—
Koch Resources, LLC	1,062,681	1,062,681	—	—
Strategic Value Special Situations Master Fund III, L.P.(27)	606,555	3,737,998	3,321,171	—
Strategic Value Special Situations Offshore Fund III-A, L.P.(28)	256,856	782,425	718,132	—
Strategic Value Master Fund, Ltd.(29)	2,546,018	2,546,018	1,908,722	—
Strategic Value Special Situations Master Fund II, L.P.(30)	2,285,555	2,285,555	1,713,456	—
Luxor Capital Partners, LP	14,053,886	14,053,886	—	—
Luxor Capital Partners Offshore Master Fund, LP(31)	17,084,811	16,663,962	12,387,448	—
Luxor Wavefront, LP(32)	3,549,536	3,294,501	2,406,013	—
OC 19 Master Fund, L.P. - LCG(33)	1,356,955	1,218,161	878,500	—
Luxor Spectrum Offshore Master Fund, LP(34)	1,275,256	1,089,934	770,724	—
Paulson Accounts(35)	61,384,234	61,384,234	4,959,152	—

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(1)	Shares of Class A Common Stock underlying Class A Warrants owned by the selling securityholder assumes gross exercise of warrants without withholding pursuant to the cashless exercise procedures, such that the number of shares of Class A Common Stock equal in value to the aggregate price is not deducted from the number of shares of Class A Common Stock that would otherwise be required to be delivered to the warrantholder upon exercise of the warrant. The Class A Warrants may be exercised only with our consent and are subject to certain citizenship rules and limitations on exercise, sale, transfer or other disposition. As of the date of this filing, it is unlikely that we would grant such consent to a holder of Class A Warrants who does not meet such citizenship rules and limitations. See “Description of the Class A Warrants—Compliance with Citizenship Rules and Limitations on Exercise, Sale, Transfer or Other Disposition”.
(2)	Assumes the full exercise of the Class A Warrants and the sale of all of the shares of Class A Common Stock underlying the Class A Warrants by such selling securityholder offered pursuant to this prospectus.
(3)	Includes 4,938,787 shares of Class A Common Stock underlying Class A Warrants.
(4)	Includes 13,073,117 shares of Class A Common Stock underlying Class A Warrants.
(5)	Includes 4,993,101 shares of Class A Common Stock underlying Class A Warrants.
(6)	Includes 1,072,784 shares of Class A Common Stock underlying Class A Warrants.
(7)	Includes 2,010,614 shares of Class A Common Stock underlying Class A Warrants.
(8)	Includes 8,333,209 shares of Class A Common Stock underlying Class A Warrants.
(9)	Includes 29,803,816 shares of Class A Common Stock underlying Class A Warrants.
(10)	Includes 524,294 shares of Class A Common Stock underlying Class A Warrants.
(11)	Includes 32,601,606 shares of Class A Common Stock underlying Class A Warrants.
(12)	Includes 8,367,240 shares of Class A Common Stock underlying Class A Warrants.
(13)	Includes 3,221,089 shares of Class A Common Stock underlying Class A Warrants.
(14)	Includes 135,774 shares of Class A Common Stock underlying Class A Warrants.
(15)	Includes 289,280 shares of Class A Common Stock underlying Class A Warrants.
(16)	Includes 166,762 shares of Class A Common Stock underlying Class A Warrants.
(17)	Includes 196,696 shares of Class A Common Stock underlying Class A Warrants.
(18)	Includes 51,869 shares of Class A Common Stock underlying Class A Warrants.
(19)	Includes 1,032,971 shares of Class A Common Stock underlying Class A Warrants.
(20)	Includes 864,483 shares of Class A Common Stock underlying Class A Warrants.
(21)	Includes 308,502 shares of Class A Common Stock underlying Class A Warrants.

20

(22)	Includes 3,979,958 shares of Class A Common Stock underlying Class A Warrants.
(23)	Includes 2,045,490 shares of Class A Common Stock underlying Class A Warrants.
(24)	Includes 155,371 shares of Class A Common Stock underlying Class A Warrants.
(25)	Includes 1,939,154 shares of Class A Common Stock underlying Class A Warrants.
(26)	Includes 264,430 shares of Class A Common Stock underlying Class A Warrants.
(27)	Includes 3,321,171 shares of Class A Common Stock underlying Class A Warrants.
(28)	Includes 718,132 shares of Class A Common Stock underlying Class A Warrants.
(29)	Includes 1,908,722 shares of Class A Common Stock underlying Class A Warrants.
(30)	Includes 1,713,456 shares of Class A Common Stock underlying Class A Warrants.
(31)	Includes 12,387,448 shares of Class A Common Stock underlying Class A Warrants.
(32)	Includes 2,406,013 shares of Class A Common Stock underlying Class A Warrants.
(33)	Includes 878,500 shares of Class A Common Stock underlying Class A Warrants.
(34)	Includes 770,724 shares of Class A Common Stock underlying Class A Warrants.
(35)	Includes 4,959,152 shares of Class A Common Stock underlying Class A Warrants.

Based on information provided by the selling securityholders, except as further described below, no selling securityholder is a broker-dealer or an affiliate of a broker-dealer. Brownstone Investment Group LLC (“Brownstone”) has advised us that it is a broker-dealer; however, it is not authorized to act as an underwriter under its membership agreement with the Financial Industry Regulatory Authority (“FINRA”). Brownstone has also indicated that it purchased the securities to be offered and sold by it from time to time hereunder for investment purposes and not with a view to distribution of such securities and that it is not authorized to, and is not, acting as an underwriter in this offering. The Paulson Accounts have advised us that Plus Securities LLC, an affiliate of Paulson & Co Inc., is a limited purpose broker-dealer registered with FINRA, and that Plus Securities LLC only assists with the offer of investment funds and/or accounts sponsored or advised by its affiliates. The Paulson Accounts have also advised us that they purchased the securities to be offered and sold by them from time to time hereunder for investment purposes. Goldman Sachs Lending Partners (“GSLP”) has advised us that it may be deemed to be an affiliate of a broker-dealer. GSLP has also indicated that it purchased the securities to be offered and sold by it from time to time hereunder for investment purposes. Each of Brownstone, GSLP and the Paulson Accounts have also advised us that it purchased the securities to be offered and sold by it from time to time hereunder in the ordinary course of business, and that at the time it purchased such securities, it had no agreements, understandings or arrangements, directly or indirectly, with any person to dispose of or distribute the securities.

21

DESCRIPTION OF CAPITAL STOCK

The following descriptions are summaries of the material terms of our capital stock, certificate of incorporation and by-laws, each as amended and restated, and any references to Delaware law are not meant to be complete and are subject to, and qualified in their entirety by, reference to our amended and restated certificate of incorporation (“Amended and Restated Certificate of Incorporation”) and amended and restated by-laws (“Amended and Restated By-Laws”), copies of which have been filed as exhibits to our Current Report on Form 8-K dated August 8, 2014 and are incorporated by reference into the registration statement of which this prospectus is a part, and to the DGCL. See “Where You Can Find More Information”. These descriptions may not contain all of the information that may be important to you and should be read in conjunction with our Amended and Restated Certificate of Incorporation, Amended and Restated By-Laws and applicable provisions of the DGCL.

Authorized Capitalization

Our authorized capital stock consists of (a) 1,067,926,805 authorized shares of common stock, consisting of 1,000,000,000 authorized shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”) and 7,926,805 authorized shares of Class B Common Stock, par value $0.01 per share (the “Class B Common Stock” and together with the Class A Common Stock, the “common stock”), and (b) 60,000,000 shares of preferred stock, par value $0.01 per share (the “preferred stock”).

As of September 26, 2014, there were 310,419,766 shares of Class A Common Stock outstanding, 4,377,317 shares of Class B Common Stock outstanding and no shares of preferred stock outstanding. As of September 26, 2014, there were also 210,153,431 Class A Warrants outstanding and 3,549,287 Class B Warrants outstanding.

Common Stock

As of September 26, 2014, there were approximately 22 holders of record of our Class A Common Stock and 233 holders of record of our Class B Common Stock.

The holders of our common stock are entitled to such dividends as our board of directors may declare from time to time from legally available funds, based on the number of shares of common stock then held of record by such holder, subject to the preferential rights of the holders of any shares of preferred stock that we may issue in the future. The holders of our common stock are entitled to one vote per share, and holders of the Class A Common Stock and Class B common stock are entitled to vote together as a class, on any matter to be voted upon by the stockholders, other than as set forth below.

The provisions of our Amended and Restated Certificate of Incorporation setting forth the right of holders of shares of Class B Common Stock to receive the Aggregate Available Distribution may not be amended without the affirmative vote of the holders of at least a majority of the outstanding shares of Class B Common Stock, nor may any corporate action which would alter or effect the rights of holders of shares of Class B Common Stock to receive the Aggregate Available Distribution as set forth in our Amended and Restated Certificate of Incorporation be taken without the affirmative vote of the holders of at least a majority of the outstanding shares of Class B Common Stock. In addition, except as otherwise contemplated by our Amended and Restated Certificate of Incorporation, any amendment to certain provisions therein may not adversely affect the rights of the holders of shares of Class B Common Stock in any manner that is unique to the Class B Common Stock, unless agreed to by a majority of the holders of the Class B Common Stock voting as a class.

Our Amended and Restated Certificate of Incorporation does not provide for cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors standing for election, and the holders of the remaining shares are not able to elect any directors. Our Amended and Restated By-Laws provide that directors will be elected by a majority of the shares voting once a quorum is present.

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock are entitled to share, on a pro rata basis, all assets remaining after payment to creditors and subject to prior distribution rights of any shares of preferred stock that we may issue in the future. All of the outstanding shares of common stock are fully paid and non-assessable. Except as otherwise set forth below, holders of our common stock have no preemptive rights, conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of holders of common stock are subject to, and may be impacted by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

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Our Class B Common Stock carries an entitlement to distribution of a percentage of the proceeds from the malpractice lawsuit against Proskauer Rose LLP (“Proskauer”) and four of its partners (the “Proskauer Litigation”), net of related out-of-pocket expenses incurred by us, including legal fees, all reasonable and documented costs and expenses incurred and all payments made or to be made by us in respect of certain counterclaims or pursuant to indemnification obligations, as determined by our board of directors in good faith (such net amount, the “Net Litigation Recovery”). The aggregate amount of the Net Litigation Recovery that will be distributed to holders of the Class B Common Stock as of the relevant record date (the “Aggregate Available Distribution”) will be an amount equal to the product of the Net Litigation Recovery multiplied by 0.1. The holders of record of Class B Common Stock on the relevant record date will be entitled to receive, in respect of each share of Class B common stock held by such holder, a pro rata portion of the Aggregate Available Distribution calculated as a fraction thereof, the numerator of which shall be one and the denominator of which shall be 7,926,805. Any portion of the Aggregate Available Distribution that is not distributed to holders of Class B Common Stock as a result of shares of Class B Common Stock being converted into Class A Common Stock prior to the relevant record date will be property of the Company.

Each share of Class B Common Stock is convertible, at the option of the holder, into one share of Class A Common Stock, at any time prior to the entry of a final order entering judgment for or against the defendants in the Proskauer Litigation. Each share of Class B Common Stock will automatically convert into one share of Class A Common Stock on the tenth business day after both the entry of a final order entering judgment for or against the defendants in the Proskauer Litigation and the distribution of the Aggregate Available Distribution to the holders of Class B Common Stock, as discussed above, subject in each such case to compliance with any applicable Jones Act requirements.

Preferred Stock

Under our Amended and Restated Certificate of Incorporation, our board of directors, without further action by our stockholders, is authorized to issue shares of preferred stock with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions as the board of directors shall specify in the resolution or resolutions providing for the issue of such preferred stock, provided that the board of directors may not issue any preferred stock for any defensive or anti-takeover purpose, for the purpose of implementing any shareholders rights plan or with features specifically intended to make any attempted acquisition of the Company more difficult or costly, without the affirmative vote of at least a majority of the total voting power of the outstanding shares of our capital stock entitled to vote on such matter, voting as a class. Notwithstanding the foregoing, the preferred stock could have voting or conversion rights that could adversely affect the voting power or other rights of holders of our common stock and the issuance of preferred stock could also have the effect, under certain circumstances, of delaying, deferring or preventing a change of control of us. We currently have no plans to issue any shares of preferred stock.

Qualification for Ownership and Transfer of Shares

Certain of our U.S. Flag operations are conducted in the U.S. coastwise trade and are governed by the U.S. federal law commonly known as the “Jones Act,” specifically, 46 U.S.C. Sections 12103 and 50501. The Jones Act restricts waterborne transportation of goods and passengers between points in the United States to vessels owned and controlled by “U.S. Citizens” as specifically defined therein (as so defined, “U.S. Citizens”). We could lose the privilege of owning and operating vessels in the Jones Act trade if non-U.S. Citizens were to own or control, in the aggregate, more than 25% of the equity interests in the Company. Our Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws authorizes our board of directors to establish with respect to any class or series of capital stock of the Company certain rules, policies and procedures, including procedures with respect to transfer of shares, to ensure compliance with the Jones Act. In order to provide a reasonable margin for compliance with the Jones Act, our board of directors has determined that until further action by the board, at least 77% of the outstanding shares of each class of capital stock of the Company must be owned by U.S. Citizens (as defined in the Jones Act). At and during such time that the limit is reached with respect to shares of Class A Common Stock or Class B Common Stock, as applicable, we will be unable to issue any further shares of such class of common stock or approve transfers of such class of common stock to non-U.S. Citizens. Any purported transfer of equity interests in the Company in violation of these ownership provisions will be ineffective to transfer the equity interests or any voting, dividend or other rights associated with them.

Anti-Takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation, Our Amended and Restated By-Laws and Delaware Law

Our Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws contain a number of provisions relating to corporate governance and to the rights of stockholders. Certain of these provisions may be deemed to have a potential “anti-takeover” effect in that such provisions may delay, defer or prevent a change of control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by the stockholders. Examples of such provisions in our Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws relating to corporate governance and the rights of stockholders, certain of which may be deemed to have a potential “anti-takeover” effect include:

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Authorized but Unissued or Undesignated Capital Stock. Our authorized capital stock consists of 1,067,926,805 authorized shares of common stock (consisting of 1,000,000,000 authorized shares of Class A Common Stock and 7,926,805 authorized shares of Class B Common Stock) and 60,000,000 shares of preferred stock. A large quantity of authorized but unissued shares may deter potential takeover attempts because of the ability of our board of directors to authorize the issuance of some or all of these shares to a friendly party, or to the public, which would make it more difficult for a potential acquirer to obtain control of us. This possibility may encourage persons seeking to acquire control of us to negotiate first with our board of directors. The authorized but unissued stock may be issued by the board of directors in one or more transactions. In this regard, our Amended and Restated Certificate of Incorporation grants the board of directors broad power to establish the rights and preferences of authorized and unissued preferred stock. Although our Amended and Restated Certificate of Incorporation prohibits the board of directors, without the affirmative vote of at least a majority of the total voting power of our outstanding shares of capital stock entitled to vote on such matters, voting as a class, from issuing any preferred stock for any defensive or anti-takeover purpose, for the purpose of implementing any shareholder rights plan or with features specifically intended to make any attempted acquisition of the Corporation more difficult or costly, the issuance of shares of preferred stock pursuant to the board of directors’ authority described above could decrease the amount of earnings and assets available for distribution to holders of common stock and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change of control. The board of directors does not currently intend to seek stockholder approval prior to any issuance of preferred stock, unless otherwise required by law or our Amended and Restated Certificate of Incorporation.

Action by Written Consent. Our Amended and Restated By-Laws provide that stockholder action can be taken by written consent in lieu of a meeting.

Special Meetings of Stockholders. Our Amended and Restated By-Laws provide that special meetings of our stockholders may be called only by the President or any Vice President, by resolution of the board of directors or by holders of not less than 25% of all outstanding shares entitled to vote on the matter for which the meeting is called. Our Amended and Restated By-Laws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting.

Advance Notice Procedures. Our Amended and Restated By-Laws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the date of the immediately preceding annual meeting. Our Amended and Restated By-Laws also specify requirements as to the form and content of a stockholder’s notice. These provisions may defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of us.

Super Majority Approval Requirements. Our Amended and Restated By-Laws provide that our board of directors, at any regular meeting or special meeting called for the purpose, and our stockholders, at any annual meeting or special meeting called for the purpose, may make, alter, amend or repeal our Amended and Restated By-Laws. However, our board of directors may not, without the affirmative vote of a majority of the outstanding stock entitled to vote on such matters, alter, amend or repeal certain provisions of our Amended and Restated By-Laws, including those relating to stockholder meeting quorum requirements, majority election of directors, advanced notice procedures, special meetings of our board of directors, committees of the board of directors and amendments to the Amended and Restated By-Laws. Further, our board of directors may not, without the affirmative vote of the holders of two-thirds or more of the outstanding stock entitled to vote on such matters, alter, amend or repeal certain other provisions of our Amended and Restated By-Laws, including those relating to the calling of special meetings by stockholders and stockholder action by written consent.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares then entitled to vote is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage. Our Amended and Restated Certificate of Incorporation provides that specified provisions, including those relating to amendment of our Amended and Restated Certificate of Incorporation, actions by written consent of stockholders and our opt out of Section 203 of the DGCL, may only be amended or repealed by the affirmative vote of two-thirds or more of the combined voting power of the outstanding shares of our capital stock.

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The combination of these provisions may make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain or discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

Business Combinations with Interested Stockholders

Section 203 of the DGCL restricts certain business combinations between a Delaware corporation and an “interested stockholder” (in general, a stockholder owning 15% or more of the corporation’s outstanding voting stock) or the interested stockholders’ affiliates or associates for a period of three years following the date on which the stockholder becomes an “interested stockholder.” Pursuant to our Amended and Restated Certificate of Incorporation, however, we have opted out of Section 203 of the DGCL, and therefore are not be subject to any limitations thereunder.

Exclusive Forum

Our Amended and Restated By-Laws provides that unless we consent in writing to the selection of an alternate forum, the State and Federal court located in the State of Delaware is the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or other employees, (iii) any action asserting a claim against us arising pursuant to the DGCL or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine, in all cases subject to the court having personal jurisdiction over the parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in our shares of common stock shall be deemed to have notice of and consented to the forum provisions in our Amended and Restated By-Laws.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of us. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Limitations on Liability and Indemnification of Officers and Directors

Our Amended and Restated Certificate of Incorporation limits the liability of our directors to the fullest extent permitted by the DGCL and requires that we will provide them with customary indemnification.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

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DESCRIPTION OF THE CLASS A WARRANTS

The following description is a summary of the material terms of our Class A Warrants and is subject to, and qualified in its entirety by, reference to the warrant agreement relating to the Class A Warrants and the form of warrant certificate for the Class A Warrants, copies of which have been filed exhibits to our Current Report on Form 8-K dated August 8, 2014 and incorporated by reference into the registration statement of which this prospectus forms a part. See “Where You Can Find More Information”. These descriptions may not contain all of the information that may be important to you, and should be read in conjunction with the warrant agreement relating to the Class A Warrants and the form of warrant certificate for the Class A Warrants.

Overview

Each Class A Warrant represents the right to purchase one share of our Class A Common Stock, subject to the adjustments as provided pursuant to the terms thereof. The Class A Warrants may be exercised at a price per share of Class A common stock of $0.01, which shall be paid pursuant to a cashless exercise procedure. The Class A Warrants may be exercised at any time or from time to time on or before 5:00 p.m. New York City time, on August 5, 2039, subject to certain citizenship rules and limitations and to our consent, as further described below, and will expire thereafter. The Class A Warrants do not confer upon the holder any voting or any other rights of holders of our common stock.

Exercise of the Warrants

The exercise price of the Class A Warrants is $0.01 per share of Class A Common Stock. Each Class A Warrant is exercisable for one share of Class A Common Stock (subject to adjustments, as discussed below). All or a portion of the Class A Warrants may be exercised in whole or in part at any time or from time to time on or before 5:00 p.m., New York City time, on August 5, 2039, subject to certain citizenship rules and limitations and to our consent, as further described below. The Class A Warrants are exercisable, at the option of each holder, by delivering a duly completed and executed exercise notice and, in the case of a definitive warrant, such definitive warrant. The Class A Warrants are exercisable only through a cashless exercise procedure whereby we withhold, from the number of shares of Class A Common Stock that would otherwise be delivered to the warrantholder upon exercise of the warrant, the number of shares of Class A Common Stock equal in value to the aggregate exercise price as to all shares required to be delivered pursuant to such exercise, based on the Market Price (as defined below) of the Class A Common Stock on the trading day on which the Class A Warrant is exercised and the notice of exercise is delivered. If the exercise price exceeds the value of the shares issuable upon exercise, no amount will be due and payable by us to the warrantholder. So long as the Class A Warrants are in global form, any exercise notice will be delivered to the warrant agent through and in accordance with the procedures of the depository of the warrants.

Upon exercise of the Class A Warrants, the shares of Class A Common Stock issuable upon exercise will be issued in such name or names as the exercising warrantholder designates and be delivered by the transfer agent to the warrantholder or its nominee or nominees either via book-entry transfer crediting the account of such warrantholder (or the relevant participants of The Depository Trust Company (“DTC”) for the benefit of such warrantholder or its nominee) through DTC’s DWAC system or, otherwise in certificated form by physical delivery to the address specified by the warrantholder in the exercise notice, as applicable. We, at our sole election, may issue fractional shares upon the exercise of the Class A Warrants or round up to the nearest whole number the number of shares of Class A Common Stock to be issued to the exercising warrantholder.

In addition, the terms of the Class A Warrants provide that any holder of Class A Warrants or any owner of a beneficial interest in Class A Warrants that is a U.S Citizen should exercise all of such warrantholder’s Class A Warrants.

Issuance of any shares of Class A Common Stock deliverable upon exercise of the Class A Warrants will be made without charge to the warrantholder for any issue or transfer tax or other incidental expense in respect of the issuance of those shares.

Rights as Stockholder

Except as otherwise provided in the Class A Warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the Class A Warrants will not have the rights or privileged of holders of our common stock, including any voting rights or rights to receive dividends, until they exercise their Class A Warrants.

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Adjustments to the Warrants

Pursuant to the terms of the warrants, the number of shares of Class A Common Stock issuable upon exercise of each Class A warrant, or the warrant shares, will be adjusted upon occurrence of certain events as follows:

•	In the case of dividends, subdivisions, combination or reclassification of our Class A Common Stock. If we (i) make a dividend or distribution on the outstanding shares of Class A Common Stock payable in shares of Class A Common Stock, (ii) subdivide the outstanding shares of Class A Common Stock into a larger number of shares, (iii) combine the outstanding shares of Class A Common Stock into a smaller number of shares or (iv) issue any shares of capital stock in a reclassification of our Class A Common Stock (other than any such event for which an adjustment is made pursuant to another applicable provision of the Class A Warrants), the number of Class A warrant shares immediately prior to such event will be proportionately adjusted so that the holder of a Class A warrant after such date will be entitled to purchase the number of shares of Class A Common Stock that it would have owned or been entitled to receive in respect of the number of Class A Warrant shares had such Class A Warrant been exercised immediately prior to the occurrence of such event, calculated to the nearest 1/1000th of a share.

•	In the case of certain distributions. If we make a distribution to all holders of shares of Class A Common Stock of cash, evidences of indebtedness, securities or other assets (excluding certain specified transactions and any dividend or other distribution for which adjustment is made pursuant to preceding bullet point), or rights or warrants to subscribe for or purchase any of the foregoing, the number of shares of Class A Common Stock deliverable upon exercise of a Class A warrant will be increased to a number (calculated to the nearest 1/1000th of a share) equal to the product of (x) the number of shares of Class A Common Stock deliverable upon exercise of a Class A warrant immediately prior to the record date for the distribution of such cash, evidences of indebtedness, securities, other assets or rights or warrants multiplied by (y) the quotient of (i) the Current Market Price immediately prior to the first date on which the Class A Common Stock trades regular way on the principal national securities exchange on which the Class A Common Stock is listed or admitted to trading without the right to receive such distribution of such cash, evidences of indebtedness, securities or other assets or rights or warrants (or, if the Class A Common Stock is not then so listed or traded, the first business day after the record date for such distribution) divided by (ii) the total (which total shall be greater than zero) of (a) the Current Market Price on the date specified in (i) above minus (b) the Fair Market Value per share of Class A Common Stock of such cash, evidences of indebtedness, securities or other assets or rights or warrants.

•	In the case of a spin-off. If the event of a spin-off, we will issue to each warrantholder a new warrant to purchase, or convert its new warrant into, the number of shares of common stock or other proprietary interest in the spin-off entity that the warrantholder would have owned had the warrantholder exercise its Class A Warrant immediately prior to the consummation of such spin-off. Such new warrant will provide for rights and obligations that will be as nearly equivalent as may be practicable to the rights and obligations provided for in the Class A Warrants. Notwithstanding the foregoing, if any such spin-off shall relate to an entity that will not be subject to the citizenship rules to which we are subject under the Jones Act and the related citizenship policies, then in connection with such spin-off, our board of directors shall consider in good faith whether it is possible to issue to the warrantholder shares of common stock or other ownership interests directly in the name of such warrantholder, and if the board of directors determines in its sole discretion that it would be possible to do so without creating a material adverse effect on such warrantholder, then it will use reasonable best effort to provide for such direct issuance.

•	In the case of a Significant Transaction. In the event of a Significant Transaction (as defined below), a warrantholder’s right to receive shares of Class A Common Stock upon exercise of a Class A warrant will be converted into the right to exercise that Class A warrant to acquire the number of shares of stock or other securities or property or cash receivable upon the consummation of such Significant Transaction by a holder of the number of shares of Class A Common Stock into which the warrantholder’s Class A Warrants could have been exercised immediately prior to the consummation of such Significant Transaction.

•	In the case of other changes. If (i) we take any action which affects the Class A Common Stock and is similar to, or has an effect similar to, any of the actions described in the preceding four bullet points (but not including any of the actions described therein) and (ii) our board of directors in good faith determines that it would be equitable under such circumstances to adjust the number of shares of Class A Common Stock deliverable upon exercise of a Class A Warrant, then such number of shares will be adjusted in such manner and at such time as our board of directors in good faith determines would be equitable under such circumstance. Such a determination will be evidenced in a resolution of our board of directors, a certified copy of which will be mailed to the warrantholders.

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A “Significant Transaction” means (i) any reorganization, reclassification or other change of outstanding shares of Class A Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value); (ii) any voluntary sale, conveyance, exchange or transfer by us to any other person of all or substantially all of our assets; (iii) any voluntary sale, conveyance, exchange or transfer by our stockholders to any person of our capital stock if, immediately after giving effect to such sale, conveyance, exchange or transfer, our stockholders immediately prior to such sale, conveyance, exchange or transfer do not hold capital stock of the Company representing at least a majority of voting power of the Company; and (iv) any merger, consolidation or other business combination of the Company (including by way of a tender offer) if, immediately after giving effect to such merger, consolidation or other business combination, our stockholders immediately prior to such merger, consolidation or other business combination do not hold capital stock of the surviving person representing at least a majority of the voting power of the surviving person.

The “Current Market Price” means, as of any date, (a) the average of the daily Market Prices (as defined below) of the Class A Common Stock during the immediately preceding 20 consecutive trading days ending on such date or (b) if the Class A Common Stock is not then listed or admitted to trading on any national securities exchange, the Market Price.

“Market Price” means, with respect to a particular security, on any given day, the per-share volume weighted average price of such security, as calculated on Bloomberg (or, if such volume weighted average price is unavailable via Bloomberg, the average market value of one share of such security on such day, determined, using a volume weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose, or if such security is not listed or admitted to trading on any national securities exchange, the average of the closing bid and ask prices on such day as furnished by two members of the Financial Industry Regulatory Authority, Inc. selected from time to time by us for that purpose. The Market Price is determined without reference to after hours or extended hours trading. If such security is not listed and traded in a manner that the quotations referred to above are available for the period required hereunder, the Market Price per share of a particular security shall be deemed to be the Fair Market Value per share of such security (as defined below). For the purposes of determining the Market Price of any security on the “trading day” preceding, on or following the occurrence of an event, (a) that trading day is deemed to commence immediately after the regular scheduled closing time of trading on the primary national securities exchange on which the relevant security is then listed or traded or, if trading is closed at an earlier time, such earlier time (or, if the relevant securities is not then listed or traded on a national securities exchange, on the New York Stock Exchange) and (b) that trading day ends at the next regular scheduled closing time on such exchange, or if trading is closed at an earlier time, such earlier time (for the avoidance of doubt, and as an example, if the Market Price is to be determined as of the last trading day preceding a specified event and the closing time of trading on a particular day is 4:00 p.m. and the specified event occurs at 5:00 p.m. on that day, the Market Price would be determined by reference to such 4:00 p.m. closing price).

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as determined in good faith by our board of directors in reliance on an opinion of a nationally recognized independent investment banking corporation retained by us for this purpose.

If more than one adjustment provision applies to a single event, the adjustment provision that produces the largest adjustment with respect to such event will be applied, and no single event will cause an adjustment under more than one adjustment provision so as to result in duplication. In addition, no adjustment need be made for a given transaction (other than a share split or share combination) if each warrantholder participates, on the same terms and otherwise on the same basis and solely as a result of holding the Class A Warrants, as a holder of shares of Class A Common Stock without having to exercise the Class A Warrants held by such holder as if such warrantholder had held a number of shares of Class A Common Stock equal to the then-current number of shares of Class A Common Stock deliverable upon exercise of a Class A Warrant, multiplied by the number of Class A Warrants held by such warrantholder.

In the event we propose to take any action of the type described above that would result in an adjustment pursuant to the provisions described above or a change in the type of securities or property to be delivered upon exercise of a Class A warrant, we shall deliver to the warrant agent a notice and shall cause such notice to be sent or communicated to warrantholders in the manner set forth in the warrant certificate. Such notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place, and shall set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the number of shares of Class A Common Stock deliverable upon exercise of a Class A Warrant and the number, kind or class of shares or other securities or property which shall be deliverable upon exercise of a Class A Warrant. In the case of any action which would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 15 days prior to the taking of such proposed action. We shall, at the time we make such notice, post a copy of such notice on our website and issue a press release for publication on a newswire service.

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Compliance with Citizenship Rules and Limitations on Exercise, Sale, Transfer or Other Disposition

In order to facilitate our compliance with the requirements of the Jones Act, in connection with any exercise of a Class A Warrant, a warrantholder or the person that the warrantholder has designated to receive the shares of Class A Common Stock issuable upon the exercise of the Class A Warrant, shall advise us whether or not it satisfies the requirements to be a U.S. Citizen. A warrantholder who cannot establish to our reasonable satisfaction that it or the person that the warrantholder has designated to receive the shares of Class A Common Stock upon the exercise of the Class A Warrant is a U.S. Citizen may not exercise any Class A Warrant to the extent the shares of the Class A Common Stock deliverable upon exercise would constitute Non-Complying Shares (as defined in our Amended and Restated Certificate of Incorporation) if they were issued.

In addition, any sale, transfer or other disposition of a Class A Warrant by a warratholder that does not satisfy the definition of U.S. Citizen to a person who is a U.S. Citizen must be a complete transfer to such person of such warrantholder’s interests in the Class A Warrant and the Class A Common Stock issuable upon exercise thereof with no ability to direct or control such person.

Amendment

The Class A Warrants and the warrant agreement relating to the Class A Warrants may be amended without the consent of any warrantholder (i) when there are no Class A Warrants outstanding, (ii) for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained therein or adding or changing any other provision as we and the warrant agent may deem necessary or desirable that does not adversely affect the rights of any warrantholder in any material respect, (iii) in order to facilitate, in our sole reasonable judgment, our compliance with applicable citizenship rules and (iv) in order to make any other change that does not adversely affect the rights of any warrantholder in any material respect.

The Class A Warrants, the warrant agreement and the observance of any material term of such warrants or warrant agreement, as applicable, may be waived with the written consent of a majority of the aggregate number of the Class A Warrants at the time outstanding; provided that the consent of each affected warrantholder is necessary for any amendment (i) to decrease the number of shares issuable upon exercise of the Class A Warrants (other than pursuant to the terms of the adjustment provisions in the warrant certificate described above), (ii) that would shorten the time period during which the Class A Warrants are exercisable or (iii) that would change in a manner adverse to such warrantholder the terms of the adjustment provisions in the warrant certificate described above.

Description of the Warrant Agreement

Under the warrant agreement, Computershare Trust Company, N.A. is appointed as the warrant agent to act on our behalf in connection with the transfer, exchange, redemption, exercise and cancellation of the Class A Warrants and required to maintain a registry recording the names and addresses of all registered holders of Class A Warrants. The warrant agent will receive a fee in exchange for performing these duties under the warrant agreement and will be indemnified by us for liabilities not involving gross negligence or willful misconduct and arising out of its service as warrant agent.

Except as otherwise provided in the warrant agreement, the Class A Warrants will be issued in the form of one or more global warrants as specified in the warrant agreement. Each global warrant will be deposited upon issuance with the warrant agent, as custodian for DTC, and registered in the name of DTC or a nominee of DTC. For a description of book-entry procedures and settlement mechanics generally applicable to securities held through DTC participants, see the section entitled “Book-Entry Issuance” below.

Governing Law

The Class A Warrants and the warrant agreement are governed by New York law.

Book-Entry Issuance

The warrants may be issued as global warrants and deposited with a depositary. The following is a summary of the depositary arrangements applicable to warrants issued in permanent global form and for which DTC will act as depositary (the “global warrants”). The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Each global warrant will be deposited with, or on behalf of, DTC, as depositary, or its nominee and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global warrants will not be exchangeable for certificated warrants.

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Only institutions that have accounts with DTC or its nominee (“DTC participants”) or persons that may hold interests through DTC participants may own beneficial interests in a global warrant. DTC will maintain records evidencing ownership of beneficial interests by DTC participants in the global warrants and transfers of those ownership interests. DTC participants will maintain records evidencing ownership of beneficial interests in the global warrants by persons that hold through those DTC participants and transfers of those ownership interests within those DTC participants. DTC has no knowledge of the actual beneficial owners of the warrants. You will not receive written confirmation from DTC of your purchase, but we do expect that you will receive written confirmations providing details of the transaction, as well as periodic statements of your holdings from the DTC participant through which you entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of those securities in certificated form. Those laws may impair your ability to transfer beneficial interests in a global warrant.

DTC has advised us that upon the issuance of a global warrant and the deposit of that global warrant with DTC, DTC will immediately credit, on its book-entry registration and transfer system, the number of warrants represented by that global warrant to the accounts of DTC participants.

We will make any payments on warrants represented by a global warrant to DTC or its nominee, as the case may be, as the registered owner and holder of the global warrant representing those securities. DTC has advised us that upon receipt of any payment on a global warrant, DTC will immediately credit accounts of DTC participants with payments in amounts proportionate to their respective beneficial interests in that warrant, as shown in the records of DTC. Standing instructions and customary practices will govern payments by DTC participants to owners of beneficial interests in a global warrant held through those DTC participants, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” Those payments will be the sole responsibility of those DTC participants, subject to any statutory or regulatory requirements in effect from time to time.

Neither we nor our agents will have any responsibility or liability for any aspect of the records of DTC, any nominee or any DTC participant relating to, or payments made on account of, beneficial interests in a global warrant or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any DTC participant relating to those beneficial interests.

A global warrant is exchangeable for certificated warrants registered in the name of a person other than DTC or its nominee only if: (i) DTC notifies us that it is unwilling or unable to continue as depositary for that global warrant or DTC ceases to be a “clearing agency” registered under the Exchange Act, and, in each such case a successor depository is not appointed by us within 90 days of such notice; (ii) we, in our sole discretion, notify the warrant agent in writing that we elect to cause the issuance of definitive warrants under the applicable warrant agreement, or (iii) if we are adjudged a bankrupt or insolvent, make an assignment for the benefit of our creditors or upon certain similar events and upon the request of any warrantholder. Any global warrant that is exchangeable as described in the preceding sentence will be exchangeable in whole for certificated warrants in registered form. The registrar will register the certificated warrants in the name or names instructed by DTC. We expect that those instructions may be based upon directions received by DTC from DTC participants with respect to ownership of beneficial interests in the global warrant.

Except as provided above, as an owner of a beneficial interest in a global warrant, you will not be entitled to receive physical delivery of warrants in certificated form and will not be considered a holder of warrants for any purpose. No global warrant will be exchangeable except for another global warrant of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, you must rely on the procedures of DTC and the DTC participant through which you own your interest to exercise any rights of a holder under the global warrant.

We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global warrant desires to take any action that a holder is entitled to take under the terms of the warrants, DTC would authorize the DTC participants holding the relevant beneficial interests to take that action, and those DTC participants would authorize beneficial owners owning through those DTC participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC has advised us that DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act.

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PLAN OF DISTRIBUTION

We are registering the shares of Class A Common Stock and Class A Warrants previously issued to the selling securityholders listed in the section entitled “Selling Securityholders”, including shares of Class A Common Stock issuable upon exercise of the Class A Warrants to permit the resale of the Securities by the selling securityholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of the Securities. We will bear all fees and expenses incident to our obligations to register the Securities.

The selling securityholders may sell all or a portion of the Securities beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Securities are sold through underwriters or broker-dealers, the selling securityholders will be responsible for the underwriting discounts, concessions or commissions.

The Securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. Subject to the ownership and transfer restrictions set forth in our Amended and Restated Certificate of Incorporation, Amended and Restated By-Laws and the citizenship rules, policies and procedures adopted by our board of directors from time to time, and in the warrant agreement and warrant certificate setting forth the terms of the Class A Warrants, including, in each case, those described under “Description of Capital Stock—Qualification for Ownership and Transfer of Shares” and “Description of the Class A Warrants—Compliance with Citizenship Rules and Limitations on Exercise, Sale, Transfer or Other Disposition”, the selling securityholders may use any one or more of the below methods when selling the Securities:

•	on any national securities exchange or quotation service on which the Securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market;

•	through the writing or settlement of options or other hedging transactions, whether the options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus forms a part;

•	broker-dealers may agree with the selling securityholder to sell a specified number of such Securities at a stipulated price per Security;

•	through the distribution of Securities by any selling securityholder to its partners, members or stockholders;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	sales pursuant to Rule 144, Regulation S, Section 4(1) or other exemptions from the registration requirements of the Securities Act;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

A selling securityholder may also enter into hedging and/or monetization transactions. For example, a selling securityholder may:

•	enter into transactions with a broker-dealer or affiliate of a broker-dealer or other third party in connection with which that other party will become a selling securityholder and engage in short sales of the Securities under this prospectus, in which case the other party may use the Securities received from the selling securityholder to close out any short positions;

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•	itself sell short the Securities under this prospectus and use the Securities held by it to close out any short position;

•	enter into options, forwards or other transactions that require the selling securityholder to deliver, in a transaction exempt from registration under the Securities Act, the Securities to a broker-dealer or an affiliate of a broker-dealer or other third party who may then become a selling securityholder and publicly resell or otherwise transfer those Securities under this prospectus; or

•	loan or pledge the Securities to a broker-dealer or affiliate of a broker-dealer or other third party who may then become a selling securityholder and sell the loaned Securities or, in an event of default in the case of a pledge, become a selling securityholder and sell the pledged Securities, under this prospectus.

The selling securityholders and any broker-dealers participating in the distribution of the Securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Securities is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Securities being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling securityholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the Securities against certain liabilities, including liabilities arising under the Securities Act.

Under the securities laws of some states, the Securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Securities may not be sold unless such Securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling securityholder will sell any or all of the Securities registered pursuant to the registration statement of which this prospectus forms a part.

The selling securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Securities by the selling securityholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Securities to engage in market-making activities with respect to the Securities. The Jones Act also restricts the ability of a person to engage in market-making. All of the foregoing may affect the marketability of the shares of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.

We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the Securities covered by this prospectus.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution relating to a particular offering or distribution made by a selling securityholder.

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LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of any securities offered hereby will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Overseas Shipholding Group, Inc. Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

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WHERE YOU CAN FIND MORE INFORMATION

This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with it. For further information about us, our common stock, warrants and other information set forth herein, reference is made to the registration statement and exhibits and schedules with it. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is subject to, and qualified in its entirety by, reference to the applicable contract or other document filed herewith.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials we have filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information concerning issuers that file electronically with the SEC, including us. We also maintain a website at www.osg.com that contains information concerning us, including the reports we file with the SEC. The information contained or referred to on our website is not incorporated by reference in this prospectus and is not a part of this prospectus.

We also makes available on our website, our corporate governance guidelines, code of business conduct and charters of the audit committee, human resources and compensation committee and corporate governance and risk assessment committee of our board of directors. Information on, or accessible through, our website is not part of this prospectus. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be part of this prospectus.

We incorporate by reference the documents listed below, except to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 13, 2014, as amended by Amendment No. 1 to our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2013, filed with the SEC on April 11, 2014, with the exception of the risks described under the heading “Risk Factors—Chapter 11 Case specific risk factors” therein and the risk described under the title “The outsourcing of the technical and commercial management of the Company’s International Flag conventional tankers, which currently represents a significant portion of the Company’s worldwide operations, exposes the Company to the risks associated with reliance on third party service providers” therein (which is replaced by the risk factor titled “We depend on third party service providers for technical and commercial management of our International Flag fleet” set forth herein);

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2014 and June 30, 2014, filed with the SEC on May 12, 2014 and August 4, 2014, respectively, with the exception of the risk described under the title “The risks that were applicable to our Original Plan continue to apply to the Amended Plan” under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014; and

•	Our Current Reports on Form 8-K filed with the SEC on January 13, 2014, February 4, 2014, February 12, 2014, February 28, 2014, March 3, 2014, April 18, 2014, May 2, 2014, May 22, 2014, May 28, 2014, June 19, 2014, August 8, 2014, August 11, 2014, August 15, 2014, September 18, 2014, September 24, 2014, October 2, 2014 and October 6, 2014.

We also incorporate by reference any filings made with the SEC in accordance with Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and until the date all of the securities offered hereby are sold or the offering is otherwise terminated, with the exception of any information contained in such filings that is deemed “furnished” in accordance with SEC rules and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.

The documents incorporated by reference in this prospectus contain important information about us and our financial condition. Information contained in this prospectus supersedes information incorporated by reference that we have filed with the SEC prior to the date of this prospectus, while information included in any accompanying prospectus supplement or post-effective amendment will supersede this information.

Statements contained in this registration statement or any accompanying prospectus supplement as to the contents of any contract or other document that is filed or incorporated by reference as an exhibit to the registration statement are not necessarily complete and we refer you to the full text of the contract or other document filed or incorporated by reference as an exhibit to the registration statement.

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Our filings are available on our website at www.osg.com. Information on, or accessible through, our website is not part of this prospectus. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website. We will provide without charge to each person to whom this prospectus and any accompanying prospectus supplement is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above that have been incorporated by reference into this prospectus and any accompanying prospectus supplement. Requests for such documents should be directed to Overseas Shipholding Group, Inc., 1301 Avenue of the Americas, New York, New York 10019, Attention: Investor Relations, (212) 578-1699.

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Overseas Shipholding Group, Inc.

402,153,706 Shares of Class A Common Stock

149,433,715 Class A Warrants, Each to Purchase One Share of Class A Common Stock

PROSPECTUS

, 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated fees and expenses payable by the registrant in connection with the offering and sale of our Class A Common Stock and Class A Warrants, other than any estimated underwriting discounts and commissions:

SEC registration fee		$155,394.00
Printing and engraving expenses		25,000.00
Blue sky fees and expenses (including related legal fees)		-
Legal fees and expenses		*
Accounting fees and expenses		500,000.00
Miscellaneous		*
Total	$	*

* To be completed by amendment.

In the event securities being offered under this registration statement are distributed in an underwritten offering, we anticipate that additional expenses will be incurred. An estimate of the aggregate expenses in connection with the issuance and distribution of securities being offered will be included in the applicable prospectus supplement.

We will bear all of the expenses shown above. All amounts are estimates except for the SEC registration fee.

Item 15.	Indemnification of Directors and Officers.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals of such corporation against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Our Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws provide for indemnification of directors and officers to the fullest extent permitted by law, including payment of expenses in advance of resolution of any such matter. Our Amended and Restated Certificate of Incorporation eliminates the potential personal monetary liability of our directors to the Company or its stockholders for breaches of their duties as directors except as otherwise required under the DGCL.

In addition, we have entered into separate indemnification agreements with certain of our directors and officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements also provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the DGCL. We maintain insurance policies that provide coverage to our directors and officers against certain liabilities.

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Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits: The list of exhibits is set forth beginning on page II-6 of this Registration Statement and is incorporated herein by reference.

(b) Financial Statement Schedules: I – Condensed Financial Information of Parent Company is incorporated by reference to the Overseas Shipholding Group. Inc. Annual Report on Form 10-K for the year ended December 31, 2013. All other schedules of the Company have been omitted since they are not applicable or are not required.

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Item 17.	Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(1)              The undersigned registrant hereby undertakes:

(a)              To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering price may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(b)              That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)              To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)              That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)           Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)          Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(2)              The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-3

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on October 6, 2014.

overseas shipholding group, inc.

By:	/s/ CAPTAIN IAN T. BLACKLEY
Captain Ian T. Blackley
Senior Vice President and Chief Financial Officer

* * * *

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ HENRY P. FLINTER Henry P. Flinter	Co-Interim President (co-principal executive officer)	October 6, 2014

/s/ LOIS K. ZABROCKY Lois K. Zabrocky	Co-Interim President (co-principal executive officer)	October 6, 2014

II-4

/s/ CAPTAIN IAN T. BLACKLEY Captain Ian T. Blackley	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)	October 6, 2014

* John J. Ray, III	Chairman of the Board of Directors	October 6, 2014

* Timothy Bernlohr	Director	October 6, 2014

* Alexander D. Greene	Director	October 6, 2014

* Gary Eugene Taylor	Director	October 6, 2014

* Samuel H. Norton	Director	October 6, 2014

* Nikolaus D. Semaca	Director	October 6, 2014

* Ronald Steger	Director	October 6, 2014

* Douglas D. Wheat	Director	October 6, 2014

* Gregory A. Wright	Director	October 6, 2014

* By:	/ s/ Captain Ian T. Blackley
Attorney-in-fact

II-5

EXHIBIT INDEX

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation of the Registrant (filed as Exhibit 3.1 to Registrant’s Current Report on Form 8-K dated August 8, 2014).
3.2	Amended and Restated By-Laws of the Registrant (filed as Exhibit 3.2 to Registrant’s Current Report on Form 8-K dated August 8, 2014).
4.1	Class A Warrant Agreement, dated as of August 5, 2014, between the Registrant and Computershare Trust Company, N.A., as Warrant Agent (filed as Exhibit 4.1 to Registrant’s Current Report on Form 8-K dated August 8, 2014).
4.2	Form of Class A Warrant Certificate (included in Exhibit 4.1).
4.3	Class B Warrant Agreement, dated as of August 5, 2014, between the Registrant and Computershare Trust Company, N.A, as Warrant Agent (filed as Exhibit 4.2 to Registrant’s Current Report on Form 8-K dated August 8, 2014).
4.4	Form of Class B Warrant Certificate (included in Exhibit 4.3).
4.5**	Registration Rights Agreement, dated as of May 2, 2014, between the Registrant and certain stockholders party thereto.
4.6**	Amendment to Registration Rights Agreement, dated as of May 26, 2014, between the Registrant and certain stockholders party thereto.
4.7	Indenture dated as of March 7, 2003 between the Registrant and Wilmington Trust Company, as trustee, providing for the issuance of debt securities of the Registrant from time to time (filed as Exhibit 4(e)(1) to the Registrant’s Registration Statement on Form S-4 filed May 5, 2003). Such Indenture is hereby modified, effective as of January 13, 2004, by deleting all references therein to “Wilmington Trust Company”, “March 7, 2003” and any specific day, month and/or year and substituting therefore blank spaces.
4.8	Form of First Supplemental Indenture dated as of February 19, 2004 between the Registrant and Wilmington Trust Company, as trustee (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated February 18, 2004).
4.9	Second Supplemental Indenture dated as of August 5, 2014 between the Registrant and Wilmington Trust Company, as trustee (filed as Exhibit 4.3 to Registrant’s Current Report on Form 8-K dated August 8, 2014).
4.10	Third Supplemental Indenture dated as of August 5, 2014 between the Registrant and Wilmington Trust Company, as trustee (filed as Exhibit 4.4 to Registrant’s Current Report on Form 8-K dated August 8, 2014).
4.11	Form of Debt Security of the Registrant (filed as Exhibit 4.4 to the Registrant’s Registration Statement on Form S-3 filed January 13, 2004).
4.12	Indenture dated as of March 29, 2010, between the Registrant and the Bank of New York Mellon, as trustee, for the issuance of debt securities of the Registrant from time to time (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated March 29, 2010).
4.13	Form of 8 1/8% Senior Notes due 2018 of the Registrant (filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K dated March 29, 2010).
5.1**	Opinion of Cleary Gottlieb Steen & Hamilton LLP.
10.1**	ABL Credit Agreement dated as of August 5, 2014, among the Registrant, OSG Bulk Ships, Inc. (“OBS”, certain subsidiaries of OBS as other guarantors, various lenders, Jefferies Finance LLC, Barclays Bank PLC and UBS Securities LLC, as joint lead arrangers and joint book running managers, Wells Fargo Bank, National Association, as administrative agent, Barclays Bank PLC and UBS Securities LLC, as co-documentation agents, Jefferies Finance LLC, as syndication agent, Wells Fargo Bank, National Association, as collateral agent and mortgage trustee, swingline lender and issuing bank.
10.2**	DTL Credit Agreement dated as of August 5, 2014, among the Registrant, OBS, certain subsidiaries of OBS as other guarantors, various lenders, Jefferies Finance LLC, Barclays Bank PLC and UBS Securities LLC, as joint lead arrangers and joint book running managers, Jefferies Finance LLC, as administrative agent, Barclays Bank PLC and UBS Securities LLC, as co-documentation agents, Jefferies Finance LLC, as syndication agent, collateral agent and mortgage trustee.

II-6

10.3**	OIN Credit Agreement dated as of August 5, 2014, among the Registrant, OSG International, Inc. (“OIN”), OIN Delaware LLC, certain subsidiaries of OIN as other guarantors, various lenders, Jefferies Finance LLC, Barclays Bank PLC and UBS Securities LLC, as joint lead arrangers and joint book running managers, Jefferies Finance LLC, as administrative agent, Barclays Bank PLC and UBS Securities LLC, as co-documentation agents, Jefferies Finance LLC, as syndication agent, collateral agent and mortgage trustee, swingline lender, and issuing bank.
10.4+	Supplemental Executive Savings Plan of the Registrant dated as of December 22, 2005, as amended by Amendment One effective as of January 1, 2006 (filed as Exhibit 10(iii)(a) to the Registrant’s Annual Report on Form 10-K for 2008).
10.5+	Form of Director and Officer Indemnity Agreement for the directors and officers of the Registrant (filed as Exhibit 10 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004).
10.6+	Letter agreement dated March 22, 2013 with an executive officer (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated March 22, 2013) (superseded by the Letter Agreement dated August 11, 2014, filed as Exhibit 10.7 hereto).
10.7**	Letter Agreement dated August 11, 2014.
10.8**	Form of Director Indemnity Agreement for the directors of the Registrant.
10.9	Stock Ownership Guidelines for Senior Management Employees Level 21 and Above (filed as Exhibit 99.1 to the Registrant’s Current Report on Form 8-K dated January 19, 2010 and incorporated herein by reference), as amended (Current Report on Form 8-K dated April 18, 2013).
10.10	Incentive Compensation Recoupment Policy for Executive Officers (filed as Exhibit 99.2 to the Registrant’s Current Report on Form 8-K dated January 19, 2010).
10.11+	Engagement letter dated as of November 1, 2012 by and between the Registrant and Greylock Partners, LLC (filed as Exhibit 99.2 to the Registrant’s Current Report on Form 8-K dated November 14, 2012).
10.12**+	Engagement letter dated as of August 6, 2014 by and between the Registrant and Greylock Partners, LLC.
10.13+	Severance Plan of the Registrant effective April 1, 2013 (filed as Exhibit 10 (iii)(jj) to the Registrant’s Annual Report on 10-K for 2012).
10.14+	Management Incentive Compensation Plan (filed as Exhibit 10.1 to the Registrant's Current Report on Form 8-K dated September 23, 2014).
10.15+	Non-Employee Director Incentive Compensation Plan (filed as Exhibit 10.2 to the Registrant's Current Report on Form 8-K dated September 23, 2014).
10.16+	Management Incentive Compensation Plan Stock Option Grant Agreement (Subject to shareholder approval) (filed as Exhibit 10.3 to the Registrant's Current Report on Form 8-K dated September 23, 2014).
10.17+	Management Incentive Compensation Plan Stock Option Grant Agreement (Not subject to shareholder approval) (filed as Exhibit 10.4 to the Registrant's Current Report on Form 8-K dated September 23, 2014).
10.18+	Management Incentive Compensation Plan Restricted Stock Unit Grant Agreement (Subject to shareholder approval) (filed as Exhibit 10.5 to the Registrant's Current Report on Form 8-K dated September 23, 2014).
10.19+	Management Incentive Compensation Plan Restricted Stock Unit Grant Agreement (Not subject to shareholder approval) (filed as Exhibit 10.6 to the Registrant's Current Report on Form 8-K dated September 23, 2014).
21.1**	List of subsidiaries of the Registrant.
23.1*	Consent of PricewaterhouseCoopers LLP.
23.2**	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1).
24.1**	Power of Attorney (included on signature page).

+	Management contract or compensatory plan or arrangement.
*	Filed herewith.
**	Previously filed.

II-7